UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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Corcept Therapeutics Incorporated

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Corcept Therapeutics Incorporated

149 Commonwealth Drive

Menlo Park, California 94025

Notice of Annual Meeting of Stockholders

To Be Held on May 19, 2011

Dear Stockholder:

The Annual Meeting of Stockholders of Corcept Therapeutics, or the Company, will be held on Thursday, May 19, 2011 at 8:00 a.m. local time at the Company’s headquarters located at 149 Commonwealth Drive, Menlo Park, CA 94025 for the following purposes, as more fully described in the accompanying Proxy Statement:

1. To elect seven directors to hold office until the 2012 Annual Meeting of Stockholders and until their successors are qualified and elected.

2. To conduct a non-binding advisory vote on the compensation of our named executive officers as disclosed in this Proxy Statement (“say on pay”).

3. To conduct a non-binding advisory vote on the frequency of future say on pay advisory votes.

4. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

5. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Only stockholders of record at the close of business on April 11, 2011 will be entitled to notice of, and to vote at, such meeting or any adjournments or postponements thereof.

By Order Of the Board of Directors,

/s/ Robert L. Roe, M.D.
Robert L. Roe, M.D.
President and Secretary

Menlo Park, California

April 15, 2011

Important Notice Regarding the Availability of Proxy Materials for the

Stockholder Meeting to be Held on May 19, 2011

Our 2011 Proxy Materials are available at www.corcept.com/proxymaterials/2011.

YOUR VOTE IS IMPORTANT!

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE YOUR SHARES BY INTERNET, BY TELEPHONE OR YOU CAN COMPLETE, SIGN, DATE AND MAIL PROMPTLY THE ACCOMPANYING PROXY CARD IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. THIS WILL ENSURE THE PRESENCE OF A QUORUM AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO EVEN IF YOU HAVE PREVIOUSLY SENT IN YOUR PROXY CARD. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

Corcept Therapeutics Incorporated

149 Commonwealth Drive

Menlo Park, California 94025

650-327-3270

PROXY STATEMENT

2011 ANNUAL MEETING OF STOCKHOLDERS

General

We are furnishing this Proxy Statement and the enclosed proxy in connection with the solicitation of proxies by our Board of Directors, or Board, for use at the Annual Meeting of Stockholders of Corcept Therapeutics Incorporated, or the Company, to be held on May 19, 2011 at 8:00 a.m. local time, at our headquarters located at 149 Commonwealth Drive, Menlo Park, California 94025 and at any adjournments thereof, or the Annual Meeting. This proxy statement and accompanying proxy card are being first mailed to stockholders on or about April 18, 2011.

Who Can Vote

Only holders of our common stock as of the close of business on April 11, 2011, or the Record Date, are entitled to vote at the Annual Meeting. Stockholders who hold shares of our common stock in “street name” may vote at the Annual Meeting only if they hold a valid proxy from their broker.

Shares Outstanding and Quorum

As of the Record Date, there were 83,968,540 shares of common stock outstanding. A majority of the outstanding shares of common stock entitled to vote at the Annual Meeting must be present in person or by proxy in order for there to be a quorum at the meeting. Stockholders of record who are present at the meeting in person or by proxy and who abstain from voting, including brokers holding customers’ shares of record who cause abstentions to be recorded at the meeting, will be included in the number of shares present at the meeting for purposes of determining whether a quorum is present.

Voting Rights

Each stockholder of record is entitled to one vote at the Annual Meeting for each share of common stock held by such stockholder on the Record Date. Stockholders do not have cumulative voting rights. Stockholders may vote their shares by using the proxy card enclosed with this Proxy Statement. All proxies we receive which are properly voted, whether by signed proxy card, by telephonic or internet voting, that have not been revoked will be voted in accordance with the instructions contained in the proxy. If a proxy is received which does not specify a vote or an abstention, the shares represented by that proxy will be voted (a) for the nominees to the Board listed on the proxy card and in this Proxy Statement, (b) for the approval, on a non-binding advisory basis, of the compensation of our named executive officers as disclosed in this Proxy Statement, (c) for the approval, on a non-binding advisory basis, of a triennial say on pay advisory vote and (d) for the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011. We are not aware, as of the date hereof, of any matters to be voted upon at the Annual Meeting other than those stated in this Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders. If any other matters are properly brought before the Annual Meeting, the enclosed proxy card gives discretionary authority to the persons named as proxies to vote the shares represented by the proxy card in their discretion.

Votes Required to Approve Each Proposal

Under Delaware law and our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, if a quorum exists at the Annual Meeting, (a) the nominees for director who receive the greatest number of votes cast will be elected to the Board and (b) the proposals (1) to approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in this proxy statement, (2) to approve, on a non-binding advisory basis, the frequency of future say on pay advisory votes and (3) to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011 will be approved if each proposal receives the affirmative vote of the majority of the votes cast affirmatively or negatively. However, if none of the alternatives for the frequency of future say on pay advisory votes (one year, two years or three years) receive a majority vote, we will consider the frequency that receives the greatest number of votes by stockholders to be the frequency that has been approved by stockholders.

Abstentions and broker non-votes will have no impact on the election of directors since they have not been cast in favor of or against any nominee. Abstentions and broker non-votes will likewise not have any effect on any of the proposals to (a) approve, on a nonbinding advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement, (b) approve, on a nonbinding advisory basis, the frequency of future say on pay advisory votes or (c) ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011 because approval of each of these proposals is based solely on the number of votes cast affirmatively or negatively.

Revocability of Proxies

A stockholder of record may revoke a proxy at any time before it is voted at the Annual Meeting by (a) delivering a proxy revocation or another duly executed proxy bearing a later date to the Secretary of our Company at 149 Commonwealth Drive, Menlo Park, California 94025 or (b) attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not revoke a proxy unless the stockholder actually votes in person at the meeting.

Solicitation of Proxies

The proxy card accompanying this Proxy Statement is solicited by the Board. We will pay all of the costs of soliciting proxies. In addition to solicitation by mail, our officers, directors and employees may solicit proxies personally, or by telephone, without receiving additional compensation. We, if requested, will pay brokers, banks and other fiduciaries that hold shares of common stock for beneficial owners for their reasonable out-of-pocket expenses of forwarding these materials to stockholders.

Householding of Proxy Materials

Householding is a procedure approved by the Securities and Exchange Commission, or the SEC, under which stockholders who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our Proxy Statement from a company, single bank, broker or other intermediary, unless one or more of these stockholders notifies us, the bank, broker or other intermediary that they wish to continue to receive individual copies. At the present time, we do not “household” for any of our stockholders of record. However, as explained below, your bank, broker or other intermediary may be householding your account if you hold your shares in street name.

If you hold shares in street name, your bank, broker or other intermediary may be delivering only one copy of our Proxy Statement to multiple stockholders of the same household who share the same address, and may continue to do so, unless your bank, broker or other intermediary has received contrary instructions from one or more of the affected stockholders in the household. If you are such a beneficial holder, contact your bank, broker or other intermediary directly in order to receive a separate set of our proxy materials.

NOMINEES TO BOARD OF DIRECTORS

At the Annual Meeting, the stockholders will vote on the election of seven directors, each to serve for a one-year term until the annual meeting of stockholders in 2012 and until their successors are qualified and elected.

The name, age as of April 10, 2011 and principal occupation of each person nominated for election to the Board, all of whom currently serve as our directors, are set forth below:

Name	Age	Occupation
James N. Wilson(3)	67	Chairman of the Board of the Company
Joseph K. Belanoff, M.D.	53	Chief Executive Officer of the Company
G. Leonard Baker, Jr.(2)	68	Venture Capitalist
Joseph C. Cook, Jr.(2) (3)	69	Investor
Patrick G. Enright(1)	49	Venture Capitalist
David L. Mahoney(1)(2)	56	Private Equity Investor
Joseph L. Turner(1)	59	Independent Director

(1)	Member of Audit Committee
(2)	Member of Compensation Committee
(3)	Member of Nominating and Corporate Governance Committee

The directors are elected at each annual meeting of stockholders, or special meeting in lieu thereof. The directors serve for a one-year term until the next annual meeting of stockholders and until their successors are elected and qualified. In addition to the information presented below regarding each director’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that each individual should serve as a director, we also believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to us and our Board. Our Board believes that the backgrounds and qualifications of the directors, considered as a group, provides a significant composite mix of experience, knowledge and abilities that allows the Board to fulfill its responsibilities.

James N. Wilson has served as a director and as Chairman of our Board since 1999. In addition, since 2005, Mr. Wilson has been the Chairman of the Board of NuGEN Technologies, Inc., a provider of systems for genomic analysis. From 2002 to 2009, he served as a director of Amylin Pharmaceuticals, Inc., a publicly-traded biopharmaceutical company, and from 1996 to 2001 Mr. Wilson was Chairman of the Board of Amira Medical, Inc., which was acquired by Hoffmann-La Roche A.G. From 1991 to 1994, he was Chief Operating Officer of Syntex Corporation, which was acquired by Roche Holding, Ltd. From 1989 to 1990, Mr. Wilson was Chairman and Chief Executive Officer of Neurex Corporation, which was acquired by Elan Corporation plc, and from 1982 to 1988, Mr. Wilson was Chief Executive Officer of LifeScan, Inc., which was acquired by Johnson & Johnson Company. Mr. Wilson received his B.A. and M.B.A. from the University of Arizona. Our Board selected Mr. Wilson to serve as a director because he brings to our Board extensive experience in the biotechnology industry, evidenced by nearly 30 years of representing biotechnology companies as a director or officer.

Joseph K. Belanoff, M.D. is a co-founder of our company and has served as a member of our Board and as our Chief Executive Officer since 1999. Dr. Belanoff is currently a clinical faculty member and has held various positions in the Department of Psychiatry and Behavioral Sciences at Stanford University since 1992. From 1997 to 2001, he served as the Director of Psychopharmacology at the outpatient division of the Palo Alto Veterans Affairs Hospital. Dr. Belanoff received his B.A. from Amherst College and his M.D. from Columbia University’s College of Physicians & Surgeons. Our Board selected Dr. Belanoff to serve as a director because, as our Chief Executive Officer, he brings expertise and knowledge regarding our business and operations to our Board of Directors. Dr. Belanoff also has expertise in clinical medicine and psychopharmacology.

G. Leonard Baker, Jr. has served as a member of our Board since 1999. Since 1973, Mr. Baker has been a Managing Director of the General Partner of Sutter Hill Ventures, a venture capital firm. Mr. Baker currently serves on the boards of a number of private companies, including Infomedics, Inc., Line 6, Inc., Roplast Industries, Yaolan, Ltd., Government Investment Corporation of Singapore Special Investments and the Government Investment Corporation of Singapore Pte Ltd, as well as Youku.com Inc., a publicly traded internet television company. Additionally, during the past five years Mr. Baker has served on the boards of publicly-traded companies Praecis Pharmaceuticals and Therma-Wave Inc., which was acquired in 2007 by KLA-Tencor Corp. Mr. Baker received his B.A. from Yale University and his M.B.A. from Stanford University. Our Board selected Mr. Baker to serve as a director because he has broad experience in advising companies, including expertise in capital raising, strategic transactions and operations.

Joseph C. Cook, Jr. has served as a member of our Board since 2002. Mr. Cook is a founder and director of Ironwood Pharmaceuticals, Inc., or Ironwood, a publicly traded biotechnology company, and served as Chairman of its Board from 1998 to 2010. Mr. Cook is a principal, director and co-founder of Mountain Group Capital, LLC, a private investment company, and a principal, director and founder of The Limestone Fund, a recipient of the State of Tennessee TNInvestco award. He is a founder and serves as chairman of the board of Clinical Products, a private company marketing a medical food for people with diabetes. Mr. Cook served as chairman of Amylin Pharmaceuticals, Inc. from 1998 to 2009 and was chief executive officer from 1998 to 2003. He spent 28 years at Eli Lilly and Co., or Lilly, retiring in 1993 as a Group Vice-President. In 2009, Mr. Cook received the Pinnacle Award for Life Science Leadership from the Rady School of Management at the University of California at San Diego. In 1999, Mr. Cook also received The Nathan W. Dougherty Award for Distinguished Service in the Engineering Profession from the University of Tennessee. Mr. Cook received his B.S. in Engineering from the University of Tennessee in 1965. Our Board selected Mr. Cook to serve as a director because he brings to our Board extensive experience in the pharmaceutical industry.

Patrick G. Enright has served as a member of our Board since April 2008. He is a founder of Longitude Capital Management Co., LLC, a venture capital firm focused on investments in biotechnology and has served as its Managing Director since 2007. From 2002 through 2006, Mr. Enright was a Managing Director of Pequot Ventures where he co-led the life sciences investment practice. Prior to Pequot, he was a Managing Member responsible for the Delta Opportunity Fund, where he invested in privately-held and publicly-traded biotechnology companies, such as SUGEN, Inc. and Cephalon, Inc. Mr. Enright began his investment career at PaineWebber Development Corporation, a direct investment group focused primarily on biotechnology companies. Mr. Enright also has significant life sciences operations experience. He was Chief Financial Officer and Senior Vice President Business Development of Valentis, Inc. (now Urigen Pharmaceuticals, Inc.) and Senior Vice President Finance and Business Development of Boehringer Mannheim Pharmaceuticals (now F. Hoffmann-La Roche. Ltd.). Mr. Enright began his life sciences career 24 years ago at Sandoz (now Novartis AG). He currently serves on the Boards of a number of privately-held companies, including Infacare Pharmaceutical Corporation and Xanodyne Pharmaceuticals, Inc., as well as Jazz Pharmaceuticals, Inc., a publicly traded pharmaceutical company. Within the last five years, Mr. Enright has served on the Boards of publicly-traded companies, including Threshold Pharmaceuticals, Inc., Sequenom, Inc., Valentis, Inc. (now Urigen Pharmaceuticals, Inc.), Codexis, Inc. and MAP Pharmaceuticals, Inc. Mr. Enright received his M.B.A. from the Wharton School of Business at the University of Pennsylvania and his B.S. in Biological Sciences from Stanford University. Our Board selected Mr. Enright to serve as a director because he has extensive knowledge of finance and experience in the biotechnology industry.

David L. Mahoney is a private equity investor who has served as a member of our Board since July 2004. From 1999 to 2001, Mr. Mahoney served as co-CEO of McKesson HBOC, Inc., a healthcare supply management and information technology company and as CEO of iMcKesson LLC, a healthcare management and connectivity company. He joined McKesson Corporation, or McKesson, in 1990 as Vice President for Strategic Planning. Prior to joining McKesson, Mr. Mahoney was a principal with McKinsey & Company, a management consulting firm, where he worked from 1981 to 1990. Mr. Mahoney serves on the Board of Symantec Corporation, a publicly-traded software technology company, including as a member of the Audit and

Compensation Committees. He also serves on the Board of Directors of several privately-held organizations including Adamas Pharmaceuticals, Inc., 20x200.com, San Francisco Museum of Modern Art and Mercy Corps. Mr. Mahoney served on the Board of Tercica, Inc., a pharmaceutical company (acquired by the Ipsen Group), from 2004 through 2008, including as a member of the Audit and Compensation committees. Mr. Mahoney also served on the Board of Directors of non-profit organizations Live Oak School, and NCPB, Inc., a public television and radio operator. Mr. Mahoney received his B.A. from Princeton University and his M.B.A. from Harvard University. Our Board selected Mr. Mahoney to serve as a director because he brings to our Board extensive experience in pharmaceutical distribution, fiscal management and in operating and advising technology companies.

Joseph L. Turner is a retired financial executive who has served as a member of our Board since August 2010. Mr. Turner was Senior Vice President of Finance and Administration and Chief Financial Officer at Myogen, Inc., a therapeutics company focused on cardiovascular disease, from 1999 until its acquisition by Gilead Sciences, Inc. in November 2006. Prior to Myogen, Inc., he served as Vice President, Finance and Chief Financial Officer at Centaur Pharmaceuticals, Inc., a privately-held biopharmaceutical company, from 1997 to 1999 and as Vice President, Finance and Chief Financial Officer of Cortech, Inc. from 1992 to 1997. From 1979 to 1991, Mr. Turner worked at Lilly, where he held a variety of financial management positions both within the United States and abroad. Mr. Turner is currently a member of the Board of Directors of Alexza Pharmaceuticals, Inc., or Alexza, and QLT, Inc., publicly traded biotechnology companies. Mr. Turner serves as the Chair of the Audit and Ethics Committee of Alexza and is a member of the Audit and Risk Committee of QLT, Inc. He also serves on the Board of Directors of Sequel Pharmaceuticals, Inc. and Kythera Biopharmaceuticals, Inc., privately held pharmaceutical companies. Mr. Turner also currently serves on the Board of Managers of Swarthmore College. Mr. Turner previously served on the Board of Directors and Audit Committee of SGX Pharmaceuticals, Inc., a publicly held biotechnology company that was acquired by Lilly, is a former director and Chairman of the Audit Committee of NovaCardia, Inc., a privately-held biotechnology company that was acquired by Merck & Co., Inc., and served on the Board of Directors of ApopLogic Pharmaceuticals, Inc., a privately held biotechnology company. Mr. Turner received his M.B.A. from the University of North Carolina at Chapel Hill, an M.A. in Molecular Biology from the University of Colorado at Boulder and a B.A. in Chemistry from Swarthmore College. Our Board selected Mr. Turner to serve as a director because he brings to our Board more than 30 years of experience in financial management and fiscal oversight of biotechnology companies.

There are no family relationships among any of our directors or executive officers.

DIRECTOR NOT STANDING FOR RE-ELECTION

The following current director has decided to retire from our Board as of the date of this Annual Meeting and is, therefore, not standing for re-election.

James A. Harper has served as a member of our Board and Compensation Committee since October 2004. Mr. Harper held various positions with Eli Lilly, from which he retired in 2004. Mr. Harper served as Group Vice President and Chief Marketing Officer from 2001 to 2004, as President of the Diabetes and Growth Disorders Business Unit / Product Group from 1994 to 2001, as Vice President of Global Pharmaceutical Marketing from 1993 to 1994. Mr. Harper was President and Chief Executive Officer of Advanced Cardiovascular Systems, Inc. from 1991 to 1993. Mr. Harper also serves on the Board of Phenomix Corporation, a privately-held biotechnology company, where he serves as the Chairman of the Board and a member of the Compensation Committee. Mr. Harper served on the Board of Directors of Zymogenetics, Inc., a biotechnology company acquired by Bristol-Myers Squibb in 2010, including as a member of the Audit and Compensation Committees. He also served on the Board of Directors of Anesiva, Inc., a biotechnology company, from 2007 through 2008, including as a member of the Compensation Committee. He is also an advisor for Nomura Phase4 Ventures. Mr. Harper received his B.A. from Vanderbilt University and his M.B.A. from The Wharton School of Business. Our Board selected Mr. Harper to serve as a director because he has brought to our Board over 30 years of experience in the pharmaceutical and healthcare industries and expertise in marketing.

DIRECTOR NOMINATION

The information below describes the criteria and process that the Nominating and Corporate Governance Committee uses to evaluate candidates to the Board.

Nominating and Corporate Governance Committee.    Our Nominating and Corporate Governance Committee currently consists of Joseph C. Cook, Jr. (Chairman) and James N. Wilson. The Nominating and Corporate Governance Committee met once during 2010. The Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to serve as members of the Board, recommending to the independent members of the Board nominees for election as our directors and providing oversight with respect to corporate governance and ethical conduct. The Board has determined that Mr. Cook is an “independent director” for NASDAQ purposes. Although Mr. Wilson is our employee and therefore not an “independent director” for NASDAQ purposes, our director nomination process meets applicable NASDAQ requirements because our director nominees are selected by the independent members of the Board. The Nominating and Corporate Governance Committee has a written charter, a copy of which is available on our website at www.corcept.com.

The information below describes the criteria and process that the Nominating and Corporate Governance Committee uses to evaluate candidates to the Board.

Board Membership Criteria.    The Nominating and Corporate Governance Committee is responsible for assessing the appropriate balance of experience, skills and characteristics required of the Board. Nominees for director are selected on the basis of depth and breadth of experience, knowledge, integrity, ability to make independent analytical inquiries, understanding of our business environment, the willingness to devote adequate time to Board duties, the interplay of the candidate’s experience and skills with those of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any Committees of the Board. Although there is no specific policy regarding diversity in identifying director nominees, both the Nominating and Corporate Governance Committee and the Board seek the talents and backgrounds that would be most helpful to us when selecting director nominees. In particular, the Nominating and Corporate Governance Committee, when recommending director candidates to the full Board for nomination, may consider whether a director candidate, if elected, assists in achieving a mix of Board members that represents a diversity of background and experience. In addition, the Nominating and Corporate Governance Committee seeks to ensure that at least a majority of the directors are independent under the rules of the NASDAQ Stock Market, that the Audit Committee and Compensation Committee are each composed entirely of independent directors, and that members of the Audit Committee possess such accounting and financial expertise as the NASDAQ Stock Market requires.

Stockholders Proposals for Nominees.    The Nominating and Corporate Governance Committee will consider written proposals from stockholders for nominees for director. Any such nominations should be submitted to the Nominating and Corporate Governance Committee c/o the Secretary of our Company and should include (at a minimum) the following information: (a) all information relating to such nominee that is required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, or Exchange Act, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (b) the name(s) and address(es) of the stockholder(s) making the nomination and the number of shares of our common stock which are owned beneficially and of record by such stockholder(s); and (c) appropriate biographical information and a statement as to the qualifications of the nominee, and should be submitted in the time frame described in our Amended and Restated Bylaws and under the caption, “Stockholder Proposals” below.

Process for Identifying and Evaluating Nominees.    The Nominating and Corporate Governance Committee initiates the process for identifying and evaluating nominees to the Board by identifying a slate of candidates who meet the criteria for selection as nominees and have the specific qualities or skills being sought based on input from members of the Board, management and, if the Nominating and Corporate Governance Committee

deems appropriate, a third-party search firm. In addition, we have agreed to take all necessary steps to have one designee of Longitude Venture Partners, L.P., one of our significant stockholders, nominated for election to our Board, subject to compliance with relevant NASDAQ Stock Market rules and regulations and approval of the nominee by the Nominating and Corporate Governance Committee. Candidates, including candidates proposed by Longitude Venture Partners, L.P., are evaluated by the Nominating and Corporate Governance Committee on the basis of the factors described above under “Board Membership Criteria.”

With respect to candidates for initial election to the Board, the Nominating and Corporate Governance Committee also reviews biographical information and qualifications and checks the candidates’ references. Qualified candidates are interviewed by at least one member of the Nominating and Corporate Governance Committee. Serious candidates meet, either in person or by telephone, with all members of the Nominating and Corporate Governance Committee and as many other members of the Board as practicable.

Using the input from interviews and other information obtained, the Nominating and Corporate Governance Committee evaluates which of the prospective candidates is qualified to serve as a director and whether the committee should recommend to the independent members of the Board that the Board nominate, or elect to fill a vacancy with, a prospective candidate. Candidates recommended by the Nominating and Corporate Governance Committee are presented to the independent members of the Board for selection as nominees to be presented for the approval of the stockholders or for election to fill a vacancy. The Nominating and Corporate Governance Committee expects that a similar process will be used to evaluate nominees recommended by stockholders.

Nominees to the Board of Directors for the Annual Meeting.    The nominees for the Annual Meeting were recommended for selection by the Nominating and Corporate Governance Committee and were selected by the independent members of the Board.

BOARD MEETINGS AND COMMITTEES

The Board met eight times during 2010. In addition to the Nominating and Corporate Governance Committee, which is described above, the Board has standing Audit and Compensation Committees. The Audit Committee met five times and the Compensation Committee met twice. The Nominating and Corporate Governance Committee met once during 2010. Each member of the Board attended 75% or more of the total number of Board meetings and meetings of Board committees on which such Board member served.

We have a policy of encouraging all directors to attend the annual stockholder meetings. Two of our directors attended the 2010 annual stockholder meeting.

Audit Committee.    The Audit Committee currently consists of Joseph L. Turner (Chairman), Patrick G. Enright and David L. Mahoney. The Board has determined that all members of the Audit Committee are independent directors under the rules of the NASDAQ Stock Market and each of them is able to read and understand fundamental financial statements. In addition, the Board has determined that each member of the Audit Committee also satisfies the independence requirements of Rule 10A-3(b)(1) of the Exchange Act. The Board has determined that Mr. Enright is independent even though he falls outside the “safe harbor” definition set forth in Rule 10A-3(e)(1)(ii) under the Exchange Act because Longitude Venture Partners, LP and its affiliates own in excess of 10% of our common stock. Among other things, the Board considered Mr. Enright’s history of service and the percentage of common stock held by others, and it determined that he is not an “affiliated person” of our company who would be ineligible to serve on the Audit Committee. The Board has determined that each of Messrs. Turner, Mahoney and Enright qualifies as an “Audit Committee financial expert” as defined by Item 407(d)(5) of Regulation S-K of the Securities Act and the Exchange Act. The purpose of the Audit Committee is to oversee the accounting and financial reporting processes and financial statements audits. The responsibilities of the Audit Committee include appointing and providing for the compensation of the independent registered public accounting firm to conduct the annual audit of our accounts, reviewing the scope and results of the independent audits, reviewing and evaluating internal accounting policies, and approving all professional services to be provided to us by our independent registered public accounting firm. The Audit Committee has a written charter, a copy of which is available on our website at www.corcept.com.

Compensation Committee.    The Compensation Committee currently consists of G. Leonard Baker, Jr. (Chairman), Joseph C. Cook, Jr., James A. Harper and David L. Mahoney. The Board has determined that all members of the Compensation Committee are independent directors under the rules of the NASDAQ Stock Market. The Compensation Committee administers our benefit plans, reviews and administers all compensation arrangements for executive officers, and establishes and reviews general policies relating to the compensation and benefits of our officers and employees. The Compensation Committee has a written charter, a copy of which is available on our website at www.corcept.com. Pursuant to the Compensation Committee’s charter, the Compensation Committee may delegate its authority and responsibilities as it deems proper to members of the Compensation Committee or to a subcommittee.

BOARD LEADERSHIP STRUCTURE AND ROLE IN RISK OVERSIGHT

Board Leadership Structure.    In accordance with our Amended and Restated Bylaws, our Board appoints our officers, including our Chief Executive Officer. Our Board does not have a policy on whether the role of the Chairman of the Board and Chief Executive Officer should be separate and, if it is to be separate, whether the Chairman of the Board should be selected from the non-employee directors or be an employee and if it is to be combined, whether a lead independent director should be selected. However, our Board is committed to corporate governance practices and values independent board oversight as an essential component of strong corporate performance. For example, six of our eight current directors qualify as independent according to the rules and regulations of NASDAQ. In March 2011, our Board undertook a review of the independence of each director and considered whether any director has a material relationship with us that could compromise his ability to exercise independent judgment in carrying out his responsibilities. As a result of this review, our Board determined that the following current directors are “independent” under current NASDAQ rules:

G. Leonard Baker, Jr.

Joseph C. Cook, Jr.

Patrick G. Enright

James A. Harper

David L. Mahoney

Joseph L. Turner

Currently, we separate the roles of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles. The Chief Executive Officer is responsible for setting the strategic direction for our company and the day-to-day leadership and performance of our company, while the Chairman of the Board provides guidance to the Chief Executive Officer and management and sets the agenda for board meetings and presides over meetings of the full Board. Dr. Belanoff, our Chief Executive Officer, is an employee of our company and is therefore not “independent” under the rules of NASDAQ Stock Market. Mr. Wilson, our Chairman of the Board, is an employee of our company and is therefore not “independent” under the rules of NASDAQ Stock Market. Our Board believes that the current board leadership structure is appropriate for our company and our stockholders at this time.

Risk Oversight.    The Board oversees our company’s risk exposures and risk management of various parts of the business, including appropriate guidelines and policies to minimize business risks and major financial risks and the steps management has undertaken to control them. In its risk oversight role, the Board reviews our strategic plan at least annually, which includes an assessment of potential risks facing us. While the Board has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. Our Audit Committee is responsible for overseeing management of our risks relating to accounting matters, financial reporting and SEC compliance. Our Compensation Committee is responsible for overseeing the management of risks relating to our company’s executive compensation plans and arrangements. In addition, in setting compensation, the Compensation Committee strives to create incentives that do not encourage risk-taking behavior that is inconsistent with our company’s business strategy. Our Nominating and Corporate Governance Committee is responsible for overseeing management of our risks associated with the independence of our Board and potential conflicts of interest. Each committee regularly reports to the full board of directors.

COMMUNICATIONS WITH DIRECTORS

Stockholders or other interested parties may communicate with any director or committee of our Board by writing to them c/o Secretary, Corcept Therapeutics Incorporated, 149 Commonwealth Drive, Menlo Park, California 94025. Comments or questions regarding our accounting, internal controls or auditing matters will be referred to members of the Audit Committee. Comments or questions regarding the nomination of directors and other corporate governance matters will be referred to members of the Nominating and Corporate Governance Committee.

CODE OF ETHICS

We have adopted a code of ethics that applies to all of our officers and employees, including our principal executive officer and our principal financial officer, a copy of which is available on our website at www.corcept.com. We will also deliver a copy of our code of ethics to any stockholder, without charge, upon written request to Corcept Therapeutics Incorporated, 149 Commonwealth Drive, Menlo Park, California 94025, Attention: Secretary, or upon oral request by calling (650) 327-3270.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The current members of our Compensation Committee are G. Leonard Baker, Jr., Joseph C. Cook, Jr., James A. Harper and David L. Mahoney. None of the members of our Compensation Committee is currently, or has been, an officer or employee of our company. No interlocking relationship exists, or in the past year has existed, between any member of our Compensation Committee and any member of any other company’s board of directors or compensation committee. Messrs Baker, Cook and Mahoney each participated in the 2010 Warrant Financing as described in “Certain Relationships and Related Transactions” below, either in an individual capacity or through related entities.

INFORMATION CONCERNING EXECUTIVE OFFICERS

Information relating to our executive officers is incorporated by reference herein from the section captioned “Executive Officers of the Company” contained in Part I, Item 1 of our Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on March 15, 2011.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding ownership of our common stock as of April 10, 2011 or earlier date for information based on filings with the SEC by (a) each person known to us to own more than 5% of the outstanding shares of our common stock, (b) our directors, (c) our Chief Executive Officer and each other executive officer named in the compensation tables appearing later in this proxy statement and (d) all directors and executive officers as a group. The information in this table is based solely on statements in filings with the SEC or other information we believe to be reliable. Percentage of ownership is based on 83,968,540 shares of common stock outstanding as of April 10, 2011. Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting and investment power with respect to the shares. Shares of common stock subject to outstanding options and warrants exercisable within 60 days of April 10, 2011 are deemed outstanding for computing the percentage of ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage of any other person.

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)	Percentage of Shares Beneficially Owned

5% Stockholders

Longitude Venture Partners, LP and affiliated entities and individuals(3)	15,807,909	18.1%

Sutter Hill Ventures and affiliated entities and individuals(4)	13,646,391	15.9%

Federated Investors, Inc. and affiliated entities(5)	5,505,247	6.5%

Ingalls & Snyder, LLC and affiliated entities(6)	4,786,313	5.7%

Directors and Named Executive Officers

Patrick G. Enright(3)	15,807,909	18.1%

G. Leonard Baker, Jr.(7)	9,500,346	11.1%

Joseph K. Belanoff(8)	4,035,037	4.7%

James N. Wilson(9)	3,383,941	4.0%

Joseph C. Cook, Jr.(10)	3,016,515	3.6%

David L. Mahoney(11)	1,458,685	1.7%

Robert L. Roe(12)	1,039,126	1.2%

Caroline M. Loewy(13)	500,016	*

Anne M. LeDoux(14)	267,710	*

James A. Harper(15)	214,900	*

Joseph L. Turner(16)	8,571	*

Steven Lo(17)	—	*

All directors and executive officers as a group (12 persons) (18)	39,232,756	42.2%

*Less	than 1% of our outstanding common stock.

(1)	Unless otherwise indicated, the address of each of the named individuals is c/o Corcept Therapeutics, 149 Commonwealth Drive, Menlo Park, California 94025.

(2)

Beneficial ownership of shares is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power, or of which a person has the right to acquire ownership within 60 days after April 10, 2011. Except as otherwise noted, each person or entity has sole voting and investment power with respect to the shares shown.

(3)

Consists of (a) 12,406,033 shares held by Longitude Venture Partners, LP, and 3,091,479 shares that may be acquired by that entity within 60 days of April 10, 2011 pursuant to warrants, (b) 170,896 shares held by Longitude Capital Associates, L.P. and 26,583 shares that may be acquired by that entity within 60 days of April 10, 2011 pursuant to warrants and (c) 112,918 shares that may be acquired by Patrick Enright within 60 days of April 10, 2011 pursuant to options. Juliet Tammenoms Bakker and Mr. Enright may be deemed to have shared voting and investment power over the shares held by Longitude Venture Partners, LP, and Longitude Capital Associates, L.P. Each of these individuals disclaims beneficial ownership of all such shares, except to the extent of his or her pecuniary interest therein. The address for Longitude Capital is 800 El Camino Real, Suite 220, Menlo Park, California 94025. Mr. Enright is a member of our Board and a managing member of Longitude Capital Partners, LLC, the general partner of each of Longitude Venture Partners, LP, and Longitude Capital Associates, L.P.

(4)

Consists of: (a) 5,525,017 shares held by Sutter Hill Ventures, A California Limited Partnership, which is referred to as Sutter Hill Ventures, and 707,752 shares that may be acquired by that entity within 60 days of April 10, 2011 pursuant to warrants, (b) 29,273 shares held by Sutter Hill Entrepreneurs Fund (AI), L.P., which is referred to as SHAI, (c) 74,113 shares held by Sutter Hill Entrepreneurs Fund (QP), L.P., which is referred to as SHQP, (d) 205,439 shares of common stock held by G. Leonard Baker, Jr., one of our directors, (e) 1,180,231 shares held by Mr. Baker, as Trustee of The Baker Revocable Trust, and 228,765 shares that may be acquired by that trust within 60 days of April 10, 2011 pursuant to warrants, (f) 839,059 shares held by Saunders Holdings, L.P. of which Mr. Baker is a general partner, and 115,015 shares that may be acquired by that entity within 60 days of April 10, 2011 pursuant to warrants, (g) 379,733 shares held by the Sutter Hill Ventures Profit Sharing Plan, for the benefit of Mr. Baker, and 98,449 shares that may be acquired by that entity within 60 days of April 10, 2011 pursuant to a warrant, (h) 117,500 shares that may be acquired by Mr. Baker within 60 days of April 10, 2011 pursuant to options and (i) 3,663,260 shares held by individuals other than Mr. Baker who are affiliated with Sutter Hill Ventures or entities affiliated with such individuals, and 482,785 shares that may be acquired by such individuals and entities within 60 days of April 10, 2011 pursuant to warrants. Mr. Baker may be deemed to have shared voting and investment power with respect to the shares and warrants held by The Baker Revocable Trust and Saunders Holdings, L.P. Mr. Baker, Sutter Hill Ventures, SHAI and SHQP do not have any voting or investment power with respect to the shares held by individuals affiliated with Sutter Hill Ventures and entities affiliated with such individuals referenced under part (i) of this note. Mr. Baker, David L. Anderson, William H. Younger, Jr., Tench Coxe, Gregory P. Sands, James C. Gaither, James N. White, Jeffrey W. Bird, David E. Sweet, Andrew T. Sheehan and Michael L. Speiser, referred to collectively as the Sutter Hill Principals, may be deemed to have shared voting and investment power with respect to the shares held by Sutter Hill Ventures, SHAI and SHQP. As a result of the shared voting and dispositive powers referenced herein, Messrs. Baker, Anderson, Younger, Coxe, Sands, Gaither, White, Bird, Sweet, Sheehan and Speiser may each be deemed to beneficially own the shares held by Sutter Hill Ventures, SHAI and SHQP. Each of these individuals disclaims beneficial ownership of all holdings reflected herein, except to the extent of his individual pecuniary interest therein. The address for Sutter Hill Ventures and affiliates is 755 Page Mill Road, Suite A-200, Palo Alto, CA 94304. Mr. Baker, a member of our Board of Directors, is also a managing director of the general partner of Sutter Hill Ventures.

(5)

Includes (a) 3,776,225 shares beneficially held by registered investment companies and separate accounts advised by subsidiaries of Federated Investors, Inc., or Federated, that have been delegated the power to direct investments and power to vote the securities by the registered investment companies’ board of trustees or directors and by the separate accounts’ principals and (b) 979,022 shares that may be acquired by such entities within 60 days of December 31, 2010 pursuant to warrants. The foregoing beneficial ownership information is based on information obtained from the Amendment No. 1 to Form 13G filed by Federated Investors, Inc. with respect to its holdings as of December 31, 2010. In addition, we are aware that entities affiliated with Federated purchased 750,000 shares in our underwritten public offering on January 26, 2011. Federated is the parent holding company of Federated Equity Management Company of Pennsylvania and Federated Global Investment Management Corp., collectively referred to herein as the Investment Advisers, which act as investment advisers to registered investment companies and separate accounts that own shares of our common stock. The Investment Advisers are wholly owned subsidiaries of FII Holdings, Inc., which is wholly owned subsidiary of Federated. All of Federated’s outstanding voting stock is held in the Voting Shares Irrevocable Trust, or the Trust, for which John F. Donahue, Rhodora J. Donahue and J. Christopher Donahue act as trustees, collectively referred to herein as the Trustees. The Trustees exercise collective voting control over Federated. Each of Federated, the Trust and the Trustees disclaims beneficial ownership of all holdings reflected herein, except to the extent of his individual pecuniary interest therein. Federated’s address is Federated Investors Tower, Pittsburgh, PA 15222-3779.

(6)

Includes (a) 2,700,000 shares held by Ingalls & Snyder Value Partners, L.P., or ISVP, and 700,000 shares that may be acquired by ISVP within 60 days of January 21, 2011 pursuant to a warrant and (b) 1,386,313 shares held by Ingalls & Snyder LLC, or Ingalls for the benefit of investment advisory clients other than ISVP. Information regarding the holdings of Ingalls and ISVP is based on information obtained from Amendment No. 2 to Form 13G filed by Ingalls with respect to its holdings as of January 21, 2011. ISVP is an investment partnership managed under an investment advisory contract by Ingalls, a registered broker dealer and a registered investment advisor. Ingalls holds investment authority but not voting authority over shares held by its investment advisory clients. Mr. Thomas O. Boucher, Jr., a Managing Director of Ingalls, and Mr. Robert L. Gipson and Adam Janovic, Senior Directors of Ingalls, are the general partners of ISVP and share investment and voting power over the shares held by ISVP. Each of these individuals disclaims beneficial ownership of all such shares, except to the extent of his individual pecuniary interest therein. The address for Ingalls and ISVP is 61 Broadway, New York, New York 10006.

(7)	Mr. Baker’s beneficial holdings include all shares referenced in footnote (4) other than the shares and warrants referenced under part (i) of footnote (4).

(8)

Includes (a) 1,270,842 shares that may be acquired by Dr. Belanoff within 60 days of April 10, 2011 pursuant to options, (b) 300,000 shares held as custodian for Edward G. Belanoff and (c) 300,000 shares held as custodian for Julia E. Belanoff under the California Uniform Transfers to Minors Act over which Dr. Belanoff has voting control.

(9)

Includes (a) 400,004 shares that may be acquired by Mr. Wilson within 60 days of April 10, 2011 pursuant to options, (b) 2,034,511 shares held by the James N. Wilson and Pamela D. Wilson Trust, (c) 931,774 shares held by the James and Pamela Wilson Family Partners and (d) 17,652 shares that may be acquired by the James and Pamela Wilson Family Partners within 60 days of April 10, 2011 pursuant to a warrant. Mr. Wilson has voting power over the shares held by the James N. Wilson and Pamela D. Wilson Trust and the James and Pamela Wilson Family Partners pursuant to voting agreements. Mr. Wilson disclaims beneficial ownership of all of such shares, except to the extent of his pecuniary interest therein.

(10)

Consists of (a) 1,184,743 shares and 193,258 shares that may be acquired within 60 days of April 10, 2011 pursuant to warrants that are held jointly by Joseph C. Cook, Jr. and Judith Cook, (b) 534,762 shares held by Farview Management, Co. L.P., a Texas limited partnership, and 14,402 shares that may be acquired by that entity within 60 days of April 10, 2011 pursuant to a warrant, (c) 476,016 shares held by the Joseph C. Cook, Jr., IRA Rollover, or Cook IRA, and 86,839 shares that may be acquired by the Cook IRA within 60 days of April 10, 2011 pursuant to a warrant, (d) 350,000 shares held by the Judith E. and Joseph C. Cook, Jr. Foundation, Inc. and 13,995 shares that may be acquired by that entity within 60 days of April 10, 2011 pursuant to a warrant and (e) 162,500 shares that may be acquired by Mr. Cook within 60 days of April 10, 2011 pursuant to options. Mr. Cook and Judith E. Cook may be deemed to have shared voting and investment power over the shares held by the Cook Foundation. Each of these individuals disclaims beneficial ownership of all such shares, except to the extent of his or her pecuniary interest therein. Mr. Cook and Judith E. Cook may be deemed to have shared voting and investment power over the shares held in joint name. Mr. Cook is a member of our Board of Directors.

(11)

Includes (a) 1,018,062 shares held by the David L. Mahoney and Winnifred C. Ellis 1998 Family Trust, and 114,790 shares that may be acquired by the Trust within 60 days of April 10, 2011 pursuant to warrants, (b) 100,000 shares held by the Black Dog Private Foundation, of which Mr. Mahoney is the president and (c) 225,833 shares that may be acquired by Mr. Mahoney within 60 days of April 10, 2011 pursuant to options. Mr. Mahoney is a member of our Board.

(12)	Includes 1,000,236 shares that may be acquired by Dr. Roe within 60 days of April 10, 2011 pursuant to options.

(13)	Consists of 500,016 shares that may be acquired by Ms. Loewy within 60 days of April 10, 2011 pursuant to an option.

(14)	Consists of 267,710 shares that may be acquired by Ms. LeDoux within 60 days of April 10, 2011 pursuant to options.

(15)

Includes (a) 25,000 shares held by the James A. Harper 2008 Annuity Trust over which Mr. Harper is Trustee and has voting power, (b) 25,000 shares held by the Zo P. Harper 2008 Annuity Trust over which Mr. Harper’s spouse, Zo P. Harper, is Trustee and has voting power and (c) 147,700 shares that may be acquired by Mr. Harper within 60 days of April 10, 2011 pursuant to options. Mr. Harper disclaims beneficial ownership of all of such shares, except to the extent of his pecuniary interest therein.

(16)	Mr. Turner’s holdings include 8,571 shares that may be acquired by Mr. Turner within 60 days of April 10, 2011 pursuant to an option.

(17)	Mr. Lo has no direct holdings as of April 10, 2011, and no options exercisable within 60 days of April 10, 2011.

(18)	Total number of shares includes common stock held by directors, executive officers and entities affiliated with directors and executive officers. See footnotes 1 through 4 and 7 through 17 above.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

As a matter of policy, all related-party transactions between us and any of our officers, directors, or principal stockholders, are approved by our Audit Committee or a majority of the independent and disinterested members of our Board, are on terms no less favorable to us than could be obtained from unaffiliated third parties and are in connection with bona fide business purposes.

2011 Public Offering.    On January 26, 2011, we sold 11.5 million shares of our common stock in an underwritten public offering at a price to the public of $3.90 per share for aggregate net proceeds of approximately $41.9 million after deducting the underwriters’ discount and commissions and other expenses of the offering. Longitude Venture Partners, LP purchased 750,000 shares in this transaction (approximately 6.5% of the shares sold). Patrick Enright, who is a member of our board of directors, is a managing member of Longitude Capital Partners, LLC, the general partner of Longitude Venture Partners, LP.

2010 Warrant Financing.    On April 21, 2010 certain existing investors, including the related parties below, who had participated in a private placement in October 2009, which we refer to as the October 2009 Financing, exercised the warrants they purchased in the October 2009 Financing. For purposes of this section, we refer to this transaction as the 2010 Warrant Financing. The exercise price of these warrants was $1.66 per share, resulting in gross proceeds to us of approximately $7.1 million. Conditioned on the investors’ agreement to exercise their existing warrants, on April 21, 2010, we entered into a definitive agreement with such investors to raise approximately $0.5 million in additional gross proceeds in a private placement through the sale of warrants to purchase an aggregate of approximately 4.3 million shares of the our common stock. The warrants were sold at $0.125 per share of common stock underlying these warrants. The warrants have a three-year term and a per share exercise price of $2.96. The closing of the 2010 Warrant Financing occurred on April 21, 2010.

In connection with the 2010 Warrant Financing, the following related parties purchased the shares of common stock and warrants at the aggregate purchase prices set forth below:

Name of Related Party	Number of Shares of Common Stock Purchased Upon Exercise of Warrants	Number of Shares Underlying New Warrants	Aggregate Amount Invested
Longitude Ventures Partners, L.P. and affiliated entity(1)	856,644	856,644	$1,529,110
Sutter Hill Ventures, L.P. and affiliated entity(2)	659,245	659,245	$1,176,752
Joseph C. Cook, Jr.(3)	134,617	134,617	$240,291
David L. Mahoney(4)	48,952	48,952	$87,379

(1)

Consists of (a) 839,811 shares of common stock issued upon the exercise of a warrant and a warrant to purchase 839,811 shares of common stock purchased by Longitude Venture Partners, L.P. and (b) 16,833 shares of common stock issued upon the exercise of a warrant and a warrant to purchase 16,833 shares of common stock purchased by Longitude Capital Associates. Patrick Enright, a member of our Board is a managing member of Longitude Capital Partners, the general partner of Longitude Venture Partners, L.P. and Longitude Capital Associates.

(2)

Consists of (a) 307,553 shares of common stock issued upon the exercise of a warrant and a warrant to purchase 307,553 shares of common stock purchased by Sutter Hill Ventures, L.P., (b) 98,449 shares of common stock issued upon the exercise of a warrant and a warrant to purchase 98,449 shares of common stock purchased by Wells Fargo Bank, N.A. FBO SHV Profit Sharing Plan FBO G. Leonard Baker, Jr., (c) 46,791 shares of common stock issued upon the exercise of a warrant and a warrant to purchase 46,791 shares of common stock purchased by Saunders Holdings, L.P., of which Mr. Baker is a general partner, (d) 70,867 shares of common stock issued upon the exercise of a warrant and a warrant to purchase 70,867 shares of common stock purchased by Wells Fargo Bank, N.A. FBO SHV Profit Sharing Plan FBO Tench Coxe, (e) 55,493 shares of common stock issued upon the exercise of a warrant and a warrant to purchase 55,493 shares of common stock purchased by Wells Fargo Bank, N.A. FBO SHV Profit Sharing Plan FBO William H. Younger, Jr., (f) 52,301 shares of common stock issued upon the exercise of a warrant and a warrant to purchase 52,301 shares of common stock purchased by Wells Fargo Bank, N.A. FBO SHV Profit Sharing Plan FBO David L. Anderson, (g) 8,437 shares of common stock issued upon the exercise of a warrant and a warrant to purchase 8,437 shares of common stock purchased by Gregory P. and Sarah J.D. Sands Trust under agreement dated 2/24/99, (h) 8,104 shares of common stock issued upon the exercise of a warrant and a warrant to purchase 8,104 shares of common stock purchased by The White Family Trust U/A/D 4/3/97, (i) 7,298 shares of common stock issued upon the exercise of a warrant and a warrant to purchase 7,298 shares of common stock purchased by Jeffrey W. and Christina R. Bird Trust under agreement dated 10/31/00, (j) 2,893 shares of common stock issued upon the exercise of a warrant and a warrant to purchase 2,893 shares of common stock purchased by Wells Fargo Bank, N.A. FBO SHV Profit Sharing Plan FBO David E. Sweet (Rollover) and (k) 1,059 shares of common stock issued upon the exercise of a warrant and a warrant to purchase 1,059 shares of common stock purchased by Sheehan 2003 Trust. G. Leonard Baker, Jr., a member of our Board, is a partner and managing director of Sutter Hill Ventures, L.P. and may be deemed to have beneficial ownership of the shares discussed in parts (a) through (c) of this footnote. See the discussion in “Security Ownership of Certain Beneficial Owners and Management” for a discussion regarding the beneficial ownership of the Sutter Hill Principals.

(3)

Consists of (a) 73,427 shares of common stock issued upon the exercise of a warrant and a warrant to purchase 73,427 shares of common stock purchased by Joseph C. Cook Jr. and Judith Cook, as Tenants in Common, and (b) 61,190 shares of common stock issued upon the exercise of a warrant and a warrant to purchase 61,190 shares of common stock purchased by the Joseph C. Cook, Jr. IRA, each of which are affiliated with Joseph C. Cook, Jr., a member of our Board.

(4)

Consists of 48,952 shares of common stock issued upon the exercise of a warrant and a warrant to purchase 48,952 shares of common stock purchased by The David L. Mahoney and Winnifred C. Ellis 1998 Family Trust, of which David L. Mahoney, a member of our Board, is a trustee.

On April 21, 2010, we entered into a Registration Rights Agreement, with the purchasers in the 2010 Warrant Financing pursuant to which we agreed to prepare and file a registration statement with the SEC, which was declared effective by the SEC on June 4, 2010 for purposes of registering the resale of the shares underlying the warrants and any shares of common stock issued as a dividend or other distribution with respect to such shares. We agreed, among other things, to indemnify the selling holders under the registration statement from certain liabilities and to pay all fees and expenses (excluding underwriting discounts and selling commissions and all legal fees of any selling holder) incident to our obligations under the Registration Rights Agreement.

Dr. Roe Promissory Note.    We entered into an agreement with Robert L. Roe, M.D., our President, dated October 18, 2001, pursuant to which Dr. Roe received an option to purchase 250,000 shares of our common stock with an exercise price of $0.75 per share and a loan in the amount of $187,250, subject to interest rate of 6.5% and evidenced by a full-recourse promissory note to us to finance the exercise of the option. Through April 10, 2011, Dr. Roe had repaid $170,263 of the principal of the loan plus accrued interest, leaving a remaining principal balance of $16,987 plus accrued interest in the amount of $58 for a total combined balance of $17,045.

Severance and Change in Control Agreements.    In September 2008, we entered into Amended and Restated Severance and Change in Control Agreements with each of our executive officers at that time: Joseph K. Belanoff, M.D., Chief Executive Officer; Robert L. Roe, M.D., President; and Anne M. LeDoux, Chief Accounting Officer. The terms of the agreements are identical. Subsequently, as additional executive officers have joined our company (Caroline M. Loewy, Chief Financial Officer, in November 2008 and Steven Lo, Vice President for Commercial Operations, in September 2010) we entered into a Severance and Change in Control Agreement with each of them, the provisions of which are identical to the severance and change in control agreements with our other executive officers. The agreements provide that, if employment is terminated without cause or for good reason regardless of whether it is in connection with a change in control, the executive will be eligible for 12 months of his or her then current base salary and continued health insurance coverage for this same period. In addition, the agreements provide for the full vesting of all outstanding equity awards in the event the executive’s employment is terminated without cause or for good reason within 18 months following a change in control.

During 2008, we also entered into an Amended and Restated Severance and Change in Control Agreement with James N. Wilson, Chairman of our Board. The agreement with Mr. Wilson provides that if his employment or service on our Board terminates involuntarily without cause or good reason within 18 months of a change in control all of his outstanding equity awards shall become fully vested.

Director Indemnification Agreements. We have entered into indemnification agreements with our directors and executive officers. Such agreements require us, among other things, to indemnify its officers and directors, other than for liabilities arising from willful misconduct of a culpable nature, and to advance their expenses incurred as a result of any proceedings against them as to which they could be indemnified.

See “Director Compensation” for a discussion of our director compensation policy.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Exchange Act and SEC rules, our directors, executive officers and beneficial owners of more than 10% of any class of equity security are required to file periodic reports of their ownership, and changes in that ownership, with the SEC. Based solely on our review of copies of these reports and representations of such reporting persons, we believe that during 2010, such SEC filing requirements were satisfied, with the exception of one Form 4 for each of Joseph C. Cook, Jr., James Harper and David Mahoney disclosing one transaction each that were inadvertently filed late.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Committee of our Board is delegated the primary responsibility for our executive compensation program, which is intended to provide compensation packages for our named executive officers that are appropriately competitive within our industry, provide rewards for significant corporate performance and are appropriate for our stage of development. Compensation packages are designed to encourage a balanced focus on both short- and long-term goals. Direct compensation consists of a base salary, periodic cash bonuses for the achievement of significant corporate milestones and long-term equity incentive awards.

Executive Summary

During 2010, we had significant development, operational and financing accomplishments. Following is a summary of our principal activities and accomplishments over the course of the year.

•

We announced in December 2010 and January 2011, respectively, that our Phase 3 study of CORLUX for the treatment of Cushing’s Syndrome had met both of its primary endpoints and its key secondary endpoints with statistical significance.

•

We enrolled 88% of the patients who completed the six-month Phase 3 study of CORLUX for Cushing’s Syndrome in the long-term extension study of the treatment. We now have patients treated with CORLUX through our Phase 3 and extension studies for over two years.

•

We initiated a Phase 1b/2a multi-dose safety and proof of concept study in December 2010 with CORT 108297, the lead product candidate from our research efforts focusing on the identification and development of new, proprietary, selective glucocorticoid receptor II (GR-II) antagonists. The study is evaluating the compound in models of antipsychotic induced weight gain and changes in biomarkers induced by prednisone, a steroid.

•	We raised approximately $24.3 million in gross proceeds in a combination of public and private financing transactions.

Further, we continued to make progress on:

•	preparing for the submission to the U.S. Food and Drug Administration, or FDA, of our New Drug Application, or NDA, for CORLUX in Cushing’s Syndrome, which submission occurred on April 15, 2011;

•	planning for the potential commercialization of CORLUX in the United States;

•	enrolling patients in our double-blind placebo controlled Phase 3 trial of CORLUX in patients with psychotic depression;

•	advancing our second selective GR-II antagonist, CORT 113083, towards the submission to the FDA of an Investigational New Drug, or IND, application in 2011, and

•	identifying additional compounds from among our three proprietary series of selective GR-II antagonists to advance toward an IND submission.

Executive Compensation 2010 Program Overview

Based on our compensation philosophy, pay program structure and company and individual performance, our Compensation Committee took the following actions with respect to the compensation for our named executive officers for 2010:

Base Salary.    For our named executive officers who were employed for the entire year (Dr. Belanoff, our Chief Executive Officer, Dr. Roe, our President, Caroline M. Loewy, our Chief Financial Officer, and Anne LeDoux, our Vice President and Controller (Chief Accounting Officer), base salary for 2010 reflected an increase of 3%, as compared to the base salary of 2009, consistent with the increase provided to all company employees. The initial base salary (and option grant award) for Steven Lo, our Vice President of Commercial Operations, who joined the company in September 2010, was based on internal and external comparisons, the depth of his prior experience in commercializing new products at former companies and the level of cash and equity compensation that the Chief Executive Officer and members of our Compensation Committee and Board believed was appropriate for this position.

Bonus for 2010 Performance.    In view of the strong development and corporate performance accomplished by our company during 2010, our Compensation Committee and Board decided to award discretionary bonuses to our named executive officers and other employees. Bonuses awarded to our named executive officers for 2010 performance ranged from approximately 30% to 100% of base pay received during that year. These awards reflect our achievement of significant corporate milestones for 2010, as well as the individual contribution to this performance by each named executive officer. The magnitude of the bonus awards for 2010 were based on 1) the significance of our development, operational and financing accomplishments during the year as discussed above, 2) the fact that accomplishments related to clinical trials and research activities often require more than a one year time span to complete and 3) the fact that we did not award bonuses to our named executive officers in 2009.

Equity Awards.    The Compensation Committee and Board chose not to award any new option grants during 2010 to our named executive officers, other than the award to Steven Lo upon his joining our company in September 2010. As discussed above, the size of the initial stock award for Steven Lo was based on the level of compensation that the Chief Executive Officer and members of our Compensation Committee and Board believed was appropriate for this position and the depth of Mr. Lo’s prior experience.

Compensation Principles and Objectives

For Joseph K. Belanoff, M.D., our Chief Executive Officer, Robert L. Roe, M.D., our President, Caroline M. Loewy, our Chief Financial Officer, Steven Lo, our Vice President of Commercial Operations, and Anne LeDoux, our Vice President and Controller (Chief Accounting Officer), our named executive officers, compensation is intended to be performance-based, with the exception of such named executive officer’s base salary. The Compensation Committee believes that compensation paid to our named executive officers should be closely aligned with our performance on both a short-term and long-term basis, linked to specific, measurable results intended to create value for stockholders, and that such compensation should assist us in attracting and retaining key executives critical to our long-term success.

In establishing compensation for executive officers, the following are the Compensation Committee’s objectives:

•

align officer and stockholder interests by providing a portion of total compensation opportunities for senior management in the form of equity awards and bonuses tied to company and individual performance.

•

ensure executive officer compensation is competitive within the marketplace in which we compete for executive talent by relying on the Compensation Committee’s judgment, expertise and personal experience with other similar companies, recognizing that because of the company’s business model and stage of development, there may be few directly comparable companies; and

•

recognize that best compensation practices for a young company with relatively few employees may be substantially different than for a larger, more mature company and that we should make full use of our greater latitude and breadth of compensation opportunities.

Our overall compensation program is structured to attract, motivate and retain highly qualified executive officers by paying them competitively, consistent with our success and their contribution to that success. Given the long product development cycles in our business, we believe compensation should be structured to ensure that a portion of compensation opportunity will be related to factors that directly and indirectly influence long-term stockholder value. Accordingly, we set goals designed to link each named executive officer’s compensation to our corporate performance, such as the attainment of development and operational goals and meeting agreed upon financial targets.

We provide a base salary to our executive officers. Additionally, consistent with our performance-based philosophy, we reserve the largest potential compensation awards for performance- and incentive-based programs for our senior executive management team, comprised of the Chief Executive Officer, President, Chief Financial Officer, Vice President of Commercial Operations and Chief Accounting Officer. Such programs include stock options grants, designed to provide compensation opportunities if milestones are attained that increase our value, such as positive results in clinical trials. Incentive-based programs provide compensation in the form of both cash and equity, to reward for both short-term and long-term performance. The Compensation Committee allocates total compensation between cash and equity compensation based on the Compensation Committee members’ knowledge of compensation practices in the biotechnology and specialty pharmaceutical industries. The balance between equity and cash compensation among members of the senior executive management team, all five of whom are named executive officers, is evaluated annually to align the interests of management with stockholders through both short and long term incentives.

The Chairman of the Board and the members of the Compensation Committee are seasoned executives of, consultants to or venture capitalists with investments in the biotechnology and specialty pharmaceutical industry. Collectively they have served as board and compensation committee members of many public and privately held companies including Amylin Pharmaceuticals, Inc., Ironwood Pharmaceuticals, Inc., NuGen Technologies, Inc., Neurex Corporation, Praecis Pharmaceuticals, Inc., Syntex Corporation, Tercica, Inc. and Zymogenetics Inc. As a result of this extensive involvement in the compensation of executives in these and other companies, the Chairman of the Board and the members of the Compensation Committee collectively have developed a clear understanding and knowledge of the compensation structures that are necessary to attract, motivate and retain management talent.

Determination of Compensation

The Compensation Committee is charged with the primary authority to determine and recommend the compensation awards available to our executive officers for approval by the Board. Based on the Compensation Committee members’ collective understanding of compensation practices in similar companies in the biotechnology and specialty pharmaceutical industry, our executive compensation package consists of the following elements, in addition to the employee benefit plans in which all employees may participate:

•	Base salary: compensation for ongoing performance throughout the year.

•	Periodic performance-based cash compensation: awards to recognize and reward achievement of performance goals.

•

Long-term performance-based equity incentive program: equity compensation to provide an incentive to our named executive officers to manage us from the perspective of an owner with an equity stake in the business.

•	Severance and change in control benefits: remuneration paid to executives in the event of a change in control or involuntary employment termination.

To aid the Compensation Committee in making its determination, our Chief Executive Officer provides recommendations annually to the Compensation Committee regarding the compensation of all other executive officers based on the overall corporate achievements during the period being assessed and his knowledge of the individual contributions to our success by each of the named executive officers. The overall performance of our senior executive management team is reviewed annually by the Compensation Committee.

We set base salary structures and any grants of stock options based on the Compensation Committee members’ collective understanding of compensation practices in the biotechnology and specialty pharmaceutical industry and such members’ experiences as seasoned executives, consultants, board and compensation committee members, or investors in similar biotechnology and specialty pharmaceutical industry companies.

Tax Considerations

A goal of the Compensation Committee is to comply with the requirements of Internal Revenue Code Section 162(m) of the Internal Revenue Code of 1986, as amended, which limits the tax deductibility by us of annual compensation in excess of $1,000,000 paid to our Chief Executive Officer and any of our three other most highly compensated executive officers, other than our Chief Financial Officer. However, performance-based compensation that has been approved by our stockholders is excluded from the $1,000,000 limit if, among other requirements, the compensation is payable only upon the attainment of pre-established, objective performance goals and the committee of our Board that establishes such goals consist only of non-employee directors.

While the tax impact of any compensation arrangement is one factor to be considered, such impact is evaluated in light of the Compensation Committee’s overall compensation philosophy and objectives. The Compensation Committee will consider ways to maximize the deductibility of executive compensation, while retaining the discretion it deems necessary to compensate officers in a manner commensurate with performance and the competitive environment for executive talent. From time to time, the Compensation Committee may award compensation to our executive officers that may not be fully deductible if it determines that such award is consistent with its philosophy and is in our and our stockholders’ best interests.

Certain option grants made under our equity plans are intended to be structured so that any compensation deemed paid upon the exercise of those options is intended to qualify as performance-based compensation that is not subject to the $1,000,000 limitation.

Elements of Executive Compensation

Base Compensation

We pay base salaries to provide fixed compensation based on the Compensation Committee’s assessment of competitive market practices. Due to the Compensation Committee’s collective experience with similar companies in the biotechnology and specialty pharmaceutical industry, the Compensation Committee has intimate knowledge and understanding of what the industry demands in order to motivate and retain our executive officers. We provide each named executive officer with a base salary that was established by negotiations with each named executive officer when such individual first joined us as an employee or was promoted to the position of executive officer. Base salaries have not changed in 2010 as compared to 2009 other than for annual merit adjustments of 3% per year that were approved by the Compensation Committee and applied equally to all employees. While base salaries are not considered by the Internal Revenue Service to constitute performance-based compensation, each year the Compensation Committee reviews the CEO’s base salary to determine if a change is appropriate based on Company performance, such as our progress on research and development programs. Similarly, the CEO reviews the base salary of the other named executive officers and has the ability to propose a change in base salary based on performance to the Compensation Committee. Other than the annual merit increases that the Compensation Committee has approved, no formulaic base salary increases are provided to the named executive officers.

Performance-Based Compensation

Performance Goals and Periodic Performance-Based Cash Compensation.    We structure our compensation programs to reward executive officers based on our performance. This allows executive officers to receive bonus compensation in the event certain specified corporate performance measures are achieved. To date, we have not instituted an annual performance-based cash compensation or annual performance-based equity compensation program because the Compensation Committee believes that the compensation objective to ensure that executive officers’ compensation is aligned with our corporate strategies, business objectives and the long-term interests of our stockholders is achieved when milestone successes are met, such as meeting the predetermined endpoints in our clinical trials. The achievement of these milestones does not necessarily correspond with annual performance periods.

Performance-based cash compensation has been awarded in some past years primarily to recognize the accomplishment of certain value enhancing milestones such as successful financing transactions, initiation of clinical trials and positive results in clinical trials. The Compensation Committee believes that performance-based compensation should be based on achievement of these types of milestone successes.

On December 21, 2010, our Board approved cash bonus payments for the 2010 fiscal year to our named executive officers and all other employees. These bonus awards were made in connection with important achievements during 2010, including the completion of financing transactions for aggregate gross proceeds of approximately $24.3 million, the reporting of positive results from our Phase 3 study of CORLUX for the treatment of Cushing’s Syndrome, the commencement of commercialization planning activities for that program, and progress in the development of new chemical entities, including clinical development of CORT 108297 and the initiation of preliminary activities toward filing an IND for CORT 113083. For a more comprehensive discussion of our corporate accomplishments during 2010, see the section captioned “Executive Summary” under this Compensation Discussion and Analysis that appears on page 15.

The bonus amounts paid to our named executive officers for 2010 performance were as follows:

Name	Title	Bonus Amount	Percentage of 2010 Base Pay
Joseph K. Belanoff, M.D.	Chief Executive Officer	$454,000	100%
Robert L. Roe, M.D.	President and Secretary	315,000	75%
Caroline M. Loewy	Chief Financial Officer	93,000	30%
Steven Lo (1)	Vice President of Commercial Operations	25,000	30%
Anne M. LeDoux	Vice President, Controller and Chief Accounting Officer	66,000	30%

(1)	Steven Lo received a prorata bonus reflecting the fact that he was only with us for part of the year.

For each named executive officer, the bonus amount was based on his or her relative individual contribution to our success and the breadth of his or her sphere of responsibility, which are enumerated below.

Name	Title	Individual Contribution
Joseph K. Belanoff, M.D.	Chief Executive Officer	Overall leadership and direction of the company’s activities in a productive and successful year, including leading financings and directing research programs for selective GR-II antagonists

Robert L. Roe, M.D.	President and Secretary	Leadership of all drug evaluation and development activities relating to the successful clinical trial for CORLUX for Cushing’s Syndrome and the preparations for its NDA submission; the initiation of clinical development of CORT 108297 and of pre-clinical work on CORT 113083

Caroline M. Loewy	Chief Financial Officer	Organization of financing activities resulting in $24.3 million in gross proceeds and direction of investor and public relations

Steven Lo	Vice President of Commercial Operations	Organization and leadership of our commercialization activities, including the development of our Risk Evaluation and Mitigation Strategy

Anne M. LeDoux	Vice President, Controller and Chief Accounting Officer	Management of financial operations, SEC regulatory filings for financing and periodic reporting, resulting in successful initial year of auditor attestation under Sarbanes-Oxley Section 404.

Long-Term Performance-Based Equity Incentive Program.    Our executive officers, along with all of our employees, are eligible to participate in our awarding of stock options under our 2004 Equity Incentive Plan. As discussed above, we believe, with our performance-based approach to compensation, that equity ownership in our company is important to tie the ultimate level of an executive officer’s compensation to the performance of our stock and stockholder gains while creating an incentive for sustained growth. We have, thus far, only used stock options as the long-term performance-based equity incentive vehicle because the Compensation Committee believes that stock options maximize executive officers’ incentive to increase our stock price and maximize stockholder value (i.e. there is no financial gain to an executive officer unless our stock price appreciates).

Equity compensation in the form of incentive or non-qualified stock options is awarded by the Compensation Committee from time to time. The size and the timing of each grant is based on a number of factors, including the executive officer’s salary, such executive officer’s contributions to the achievement of our financial and strategic objectives, the value of the stock option at the time of grant, the possible value of the option if we achieve our objectives and industry practices and norms from the collective knowledge of the Compensation Committee as seasoned executives of, consultants to, board and compensation members of, and venture capitalists with investments in similar companies in the industry. The relative weight given to each of these factors varies among individuals at the Compensation Committee’s discretion. There is no set formula for the granting of stock options to individual executives and employees. Grants also may be made following a significant change in job responsibility or in recognition of a significant achievement.

Stock options granted to our named executive officers under the various equity incentive plans generally have a multi-year vesting schedule in order to provide an incentive for continued employment. These vesting schedules are generally either four or five years depending on the date of the initial option grant. In addition, a portion of the stock option awards granted to Dr. Belanoff and Dr. Roe in 2009 are performance-based grants that vest, in their entirety upon the approval of the NDA for the Company’s first product by the FDA (see footnote 2 to the Summary Compensation table presented below). Stock option awards generally expire ten years from the date of the grant. This provides a reasonable time frame in which to provide the executive officer with the possibility of price appreciation of our shares. The exercise price of options granted under the stock plans is 100% of the fair market value of the underlying stock on the date of grant.

During 2010, the Board approved the award of a stock option grant of 400,000 shares to Steven Lo, upon his joining the company as our Vice President of Commercial Operations. This option award vests over a four year period, with 25% vesting on the first annual anniversary of Mr. Lo’s date of employment and the remainder vesting at the rate of 2.0834% on each monthly anniversary thereafter until fully vested.

Severance and Change in Control Arrangements

We entered into Severance and Change in Control Agreements with each of our named executive officers to encourage continued attention and dedication to duties without distraction arising from the possibility of a change in control of our company and provide the business with a smooth transition in the event of a change in control. The terms of the agreements are identical. For a detailed description of the Severance and Change in Control Agreements, see “Potential Payments Upon Termination or Change in Control – Severance and Change in Control Agreements” below.

These severance and change in control arrangements are designed to retain these executives in these key positions as we compete for talented executives in the marketplace where such protections are commonly offered. These arrangements provide benefits to encourage the executives to continue to provide necessary or desirable service to us during a change in control and to ease the transition of the executives due to an unexpected employment termination by us due to changes in our employment needs.

Other Elements of Compensation and Perquisites

401(k) Plan.    We have a Section 401(k) Savings/Retirement Plan, or 401(k) Plan, to cover our eligible employees and any designated affiliate. The 401(k) Plan permits our eligible employees to defer up to 100% of their annual compensation, subject to certain limitations imposed by the Internal Revenue Code. The employees’ elective deferrals are immediately vested and non-forfeitable upon contribution to the 401(k) Plan. We currently make no matching contributions to the 401(k) Plan. Our employees are eligible to participate in the 401(k) Plan, as well as the insurance programs discussed below, on the first day of the month coinciding with or immediately following the first day of employment.

Medical Insurance.    We, at our sole cost, provide to each eligible employee (including each named executive officer), and his or her spouse and children such health, dental and optical insurance as we, in our sole discretion, may from time to time make available to our employees. Such insurance programs are part of an overall broad-based total compensation program designed to facilitate our ability to attract and retain employees as we compete for talented individuals in the marketplace where such benefits are commonly offered.

Life and Disability Insurance.    We, at our sole cost, provide each eligible employee (including each named executive officer) such disability and/or life insurance as we, in our sole discretion, may from time to time make available to our employees. Such insurance programs are part of an overall broad-based total compensation program designed to facilitate our ability to attract and retain employees as we compete for talented individuals in the marketplace where such benefits are commonly offered.

Policies with Respect to Equity Compensation Awards

We grant all stock option awards based on the fair market value as of the date of grant. We do not have a policy of granting stock option awards at other than the fair market value. The exercise price for each stock option grants is based on the last quoted price per share on the NASDAQ Capital Market on the date of grant. We do not have a policy and do not intend to have a policy or practice to select option grant dates for executive officers in coordination with the release of material non-public information.

We also have an insider trading policy that prohibits our named executive officers and Board members from engaging in short-term or speculative transactions in our stock, including short sales.

Summary Compensation Table

The following table provides compensation information for the years ended December 31, 2010, 2009 and 2008 for each of our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards(1) ($)		All Other Compensation ($)		Total ($)
Joseph K. Belanoff, M.D.,	2010	$453,480	$454,000	—		—		$907,480
Chief Executive Officer	2009	$440,272	—	$909,350	(2)	—		$1,349,622
	2008	$427,448	—	—		—		$427,448

Caroline M. Loewy,	2010	$309,000	$93,000	—		—		$402,000
Chief Financial Officer(3)	2009	$300,000	—	—		—		$300,000
	2008	$25,000	—	$616,000		—		$641,000

Robert L. Roe, M.D.,	2010	$417,918	$315,000	—		$900	(5)	$733,818
President	2009	$405,745	—	$363,740	(2)	$1,800	(5)	$771,285
	2008	$393,927	—	—		$900	(5)	$394,827

Steven Lo(4)	2010	$88,636	$25,000	$1,084,000		—		$1,197,636

Anne LeDoux,	2010	$220,667	$66,000	—		—		$286,667
Vice President and Controller	2009	$214,240	—	$113,588		—		$327,828
(Chief Accounting Officer)	2008	$208,000	$20,800	—		—		$228,800

(1)	Amounts shown do not reflect compensation actually received by the named executive officers or the actual value that may be recognized by the named executive officers with respect to these awards in the future. Instead, the amounts shown represent the grant date fair value of the awards as of the date of grant. The relevant assumptions used to calculate the value of the option awards are set forth in Part IV – Item 15(1) – Financial Statements, Notes to Financial Statements, Note 9 – “Preferred Stock and Stockholders’ Equity – Stock-Based Compensation Related to Employees and Director Options” in our Annual Report on Form 10-K for the year ended December 31, 2010.

(2)	The stock option grants awarded in 2009 to Joseph K. Belanoff, M.D. and Robert L. Roe, M.D., are each comprised of two parts. One-half of the shares of each award (500,000 shares for Dr. Belanoff and 200,000 shares for Dr. Roe) is a service-based award that vests pro rata over a four-year period at the rate of 2.0834% on the monthly anniversary of the date of grant, until fully vested. The remaining one-half of each award (500,000 shares for Dr. Belanoff and 200,000 shares for Dr. Roe) will vest in its entirety upon the occurrence of the approval of the NDA for the Company’s first product by the FDA. The grant date fair value for these performance grants are $455,000 for the 500,000 share performance award to Dr. Belanoff and $182,000 for the 200,000 share performance award to Dr. Roe.

(3)	Caroline Loewy joined us in November 2008 as Chief Financial Officer.

(4)	Steven Lo joined us in September 2010 as Vice President of Commercial Operations.

(5)	The amounts shown for Dr. Roe represent compensation in lieu of contributions to a Health Savings Account, which is a benefit provided to our other employees. Dr. Roe is not eligible to participate in a Health Savings Account by virtue of his having continued health coverage from a former employer.

Grants of Plan-Based Awards During 2010

The following table summarizes the grants of stock and option awards we made to the named executive officers in 2010.

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options(1) (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(2) ($)
		Threshold (#)	Target (#)	Maximum (#)
Joseph K. Belanoff, M.D.(4)	—	—	—	—	—	—	—
Caroline M. Loewy(4)	—	—	—	—	—	—	—
Robert L. Roe, M.D.(4)	—	—	—	—	—	—	—
Steven Lo(3)	9/24/10	—	—	—	400,000	$3.51	$1,084,000
Anne LeDoux(4)	—	—	—	—	—	—	—

(1)	The options were granted under our 2004 Equity Incentive Plan.

(2)

The value of the option award is based on the fair value as of the grant date of the award multiplied by the number of shares. Refer to Note 9 – “Preferred Stock and Stockholders’ Equity – Stock-Based Compensation Related to Employees and Director Options” included in Part IV – Item 15(1) – Financial Statements, Notes to Financial Statements, in our Annual Report on Form 10-K for the year ended December 31, 2010 for the relevant assumptions used to determine the valuation of our option awards.

(3)

The stock option grant awarded to Mr. Lo vests over a four year period with 25% vesting on the first annual anniversary of Mr. Lo’s date of employment and the remainder vesting at the rate of 2.0834% on each monthly anniversary thereafter until fully vested.

(4)	There were no new option grants during 2010 to Dr. Belanoff, Ms. Loewy, Dr. Roe or Ms. LeDoux.

Outstanding Equity Awards At Fiscal Year-End

The following table summarizes unexercised options that have not vested and related information for each of our named executive officers as of December 31, 2010.

	Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)		Option Expiration Date
Joseph K. Belanoff, M.D.	4/16/2007 3/26/2009	916,696 218,757	(2) (3)	83,304 281,243	(2) (3)	— 500,000	(3)	$ $	1.50 1.19	4/16/2017 3/26/2019

Caroline M. Loewy	11/28/2008	416,680	(1)	383,320	(1)	—			$1.02	11/28//2018

Robert L. Roe, M.D.	11/23/2003 2/10/2005 3/2/2006 4/16/2007 3/26/2009	100,000 100,000 50,000 641,687 87,502	(2) (3)	— — — 58,313 112,498	(2) (3)	— — — — 200,000	(3)	$ $ $ $ $	7.00 4.82 4.95 1.50 1.19	11/23/2013 2/10/2015 3/2/2016 4/16/2017 3/26/2019

Steven Lo	9/24/2010	—		400,000	(1)	—			$3.51	9/24/2020

Anne M. LeDoux	4/16/2004 10/6/2004 9/23/2005 4/16/2007 3/26/2009	17,500 42,500 15,000 114,587 54,689	(2) (2)	— — — 10,413 70,311	(2) (2)	— — — — —		$ $ $ $ $	12.00 7.73 5.70 1.50 1.19	4/16/2014 10/6/2014 9/23/2015 4/16/2017 3/26/2019

(1)	The option vests at the rate of 25% at the first anniversary of the grant date and, thereafter, at the rate of 2.0834% per month, until fully vested.

(2)	The option vests at the rate of 2.0834% per month until fully vested.

(3)

The stock option grants awarded to Joseph K. Belanoff, M.D. and Robert L. Roe, M.D., are each comprised of 2 parts. One-half of the shares of each award (500,000 shares for Dr. Belanoff and 200,000 shares for Dr. Roe) is a service-based award that vests prorata over a four-year period at the rate of 2.0834% on the monthly anniversary of the date of grant, until fully vested. The remaining one-half of each award (500,000 shares for Dr. Belanoff and 200,000 shares for Dr. Roe) will vest in its entirety upon the occurrence of the approval of the NDA for the Company’s first product by the FDA.

To date, no stock awards have been granted to any of our named executive officers.

Option Exercises in 2010

The following table includes certain information with regard to options exercised by our named executive officers during 2010.

Name	Option Exercises
	Number of Shares Acquired (#)	Value Realized on Exercise ($)
Joseph K. Belanoff, M.D.	—	—
Caroline M. Loewy	—	—
Robert L. Roe, M.D.	10,000	$28,400
Steven Lo	—	—
Anne LeDoux	—	—

Pension Benefits

None of our named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us.

Nonqualified Deferred Compensation

None of our named executives participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us.

Potential Payments Upon Termination or Change in Control

Severance and Change in Control Agreements

We have entered into Severance and Change in Control Agreements with each of our named executive officers: Joseph K. Belanoff, M.D., Chief Executive Officer; Robert L. Roe, M.D., President; Caroline M. Loewy, Chief Financial Officer, Steven Lo, Vice President of Commercial Operations and Anne M. LeDoux, Vice President and Controller (Chief Accounting Officer). The terms of the agreements are identical. The agreements provide that, if employment is terminated without cause or for good reason regardless of whether it is in connection with a change in control, the executive will be eligible for 12 months of his or her then current base salary and continued health insurance coverage for such 12-month period. In addition, the agreements provide for the full vesting of all outstanding equity awards in the event the executive employment is terminated without cause or for good reason within 18 months following a change in control. The receipt of any severance will be subject to the executive signing and not revoking a separation agreement and release of claims in a form reasonably acceptable to us within 60 days following executive’s termination of employment. No severance will be paid or provided until the separation agreement and release of claims becomes effective.

The following table reflects compensation payable to each named executive officer under a change in control or various employment termination events. The amounts shown below assume that (i) a change in control of our company occurred on December 31, 2010 or (ii) such named executive officer terminated employment with our company effective as of December 31, 2010, and estimate the value to the named executive officer as a result of each triggering event.

Name	Benefit	Termination Without Cause		Involuntary Termination Other Than for Death, Disability or Cause Within 18 Months of Change in Control
Joseph K. Belanoff, M.D.	Base Salary Accelerated Vesting, of Stock Options(1) Health Benefit	$ $	453,480 — 20,476	$ $ $	453,480 2,282,516 20,476	(2)

	Total		$473,956		$2,756,472

Caroline M. Loewy	Base Salary Accelerated Vesting, of Stock Options(1) Health Benefit	$ $	309,000 — 5,776	$ $ $	309,000 1,088,629 5,776	(2)

	Total		$314,776		$1,403,405

Robert L. Roe, M.D.	Base Salary Accelerated Vesting, of Stock Options(1) Health Benefit	$ $	417,918 — 17,023	$ $ $	417,918 971,989 17,023	(2)

	Total		$434,941		$1,406,930

Steven Lo	Base Salary Accelerated Vesting, of Stock Options(1) Health Benefit	$ $	300,000 — 19,816	$ $ $	300,000 140,000 19,816	(2)

	Total		$319,816		$459,816

Anne M. LeDoux	Base Salary Accelerated Vesting, of Stock Options(1) Health Benefit	$ $	220,667 — 25,464	$ $ $	220,667 212,305 25,464	(2)

	Total		$246,131		$458,436

(1)	Assumes that the stock options were not assumed or substituted by the successor entity to our company or a parent or subsidiary of the successor entity.

(2)

For unvested options held by named executive officers as of December 31, 2010, the value ascribed to the change in control acceleration features under the Severance and Change in Control Agreements is calculated as follows:

a.	For option grants to these individuals where the closing stock price for our company’s common stock on the NASDAQ Capital Market as of December 31, 2010 exceeded the exercise price of the option grant, the value of the acceleration benefit on change in control has been calculated as the difference between these factors multiplied by the number of unvested shares in each of these option awards as of that date.

b.	There is no value ascribed to any unvested shares for any option grants to these individuals where the exercise price of the option grant equaled or exceeded the closing stock price for our company’s common stock on the NASDAQ Capital Market as of December 31, 2010.

Risk Assessment of Compensation Programs

Our Compensation Committee and Board have determined that our compensation policies, plans and practices are appropriately balanced and do not create risks that are reasonably likely to have a material adverse effect on the Company. To make this determination, they reviewed the compensation policies, plans and practices for our executive officers and employees assessing such features as design, payment methodology, relationship to the Company’s performance and length of performance period, and oversight and controls as compared to the compensation practices that they have seen in similar companies in our stage of development. During the review several risk mitigating factors inherent in the Company’s compensation practices were noted, including the Compensation Committee’s and management’s discretion in approving executive and employee compensation and establishing performance goals for short term and long term compensation plans, the balance between fixed and variable pay and the mix of short- and long-term incentives that encourage consistent performance over a sustained period , thus aligning the interests of our executive officers and employees with that of our stockholders.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2010 with respect to the shares of our common stock that may be issued under all of our existing equity compensation plans, including the 2004 Equity Incentive Plan and the 2000 Stock Option Plan.

Plan Category	(a) Number of Securities to Be Issued upon Exercise of Outstanding Options	(b) Weighted Average Exercise Price of Outstanding Options	(c) Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column(a))(2)
Equity compensation plans approved by stockholders	7,961,102	$2.40	1,948,907	(1)(2)
Equity compensation plans not approved by stockholders	—	—	—

Total	7,961,102	$2.40	1,948,907

(1)	Represents shares of common stock remaining available for future issuance under our 2004 Equity Incentive Plan as of December 31, 2010.
(2)

The 2004 Equity Incentive Plan contains an “evergreen” provision that allows for increases on the first business day of each fiscal year beginning January 1, the lesser of an additional (i) 4,000,000 shares of our common stock, (ii) 4% of the outstanding shares of common stock on the immediately preceding December 31 or (iii) an amount determined by the Board. None of our other plans has an “evergreen” provision. On November 19, 2010, the Board authorized an “evergreen” increase in the shares available for grant under the 2004 Plan to be equivalent to 4% of the shares of our common stock outstanding on December 31, 2010, which represented an increase of 2,896,155 shares to the plan on January 1, 2011.

DIRECTOR COMPENSATION

The following table provides compensation information for the one year period ended December 31, 2010, for each member of our Board.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)		All Other Compensation ($)		Total ($)
James N. Wilson(2)	—	—		$363,392	(2)	$363,392
Joseph K. Belanoff, M.D.(3)	—	—		—		—
G. Leonard Baker, Jr.(6)	$15,000	$78,900	(4)	—		$93,900
Joseph C. Cook, Jr.(6)	$25,000	$78,900	(4)	—		$103,900
Patrick G. Enright(6)	$25,000	$78,900	(4)	—		$103,900
James A. Harper(6)	$15,000	$78,900	(4)	—		$93,900
David L. Mahoney(6)	$25,000	$131,500	(4)	—		$156,500
Joseph L. Turner(6)	$12,500	$204,764	(5)	—		$217,264

(1)

Amounts shown do not reflect compensation actually received by the directors or the actual value that may be recognized by the directors with respect to these awards in the future. Instead, the amounts shown represent the grant date fair value of the awards. The relevant assumptions used to calculate the value of the option awards are set forth in Part IV – Item 15(1) – Financial Statements, Notes to Financial Statements, Note 9 – “Preferred Stock and Stockholders’ Equity – Stock-Based Compensation Related to Employees and Director Options” in our Annual Report on Form 10-K for the year ended December 31, 2010.

(2)

Mr. Wilson is an employee director. He receives compensation in his role as an employee providing advice and business insight. The entire amount shown as Other Compensation for Mr. Wilson is salary paid in regard to his services as an employee. He receives no additional compensation in his capacity as a director. During 2010, Mr. Wilson received cash compensation in the amount of $181,392. In addition, on December 21, 2010, our Board approved a bonus to Mr. Wilson in his capacity as an employee in the amount of $182,000 in connection with the company’s performance in 2010 that was paid in January 2011. See discussion under the “Executive Summary” and “Executive Compensation – Performance-based Compensation” sections of the Compensation Discussion and Analysis. As of December 31, 2010, Mr. Wilson has an aggregate number of shares represented by option awards outstanding of 650,000 shares.

(3)

Dr. Belanoff is a full time employee and a named executive officer and is compensated in that capacity. He receives no additional compensation in his capacity as a director. See “Outstanding Equity Awards At Fiscal Year-End” table above for the aggregate number of shares represented by option awards outstanding that have been granted to Dr. Belanoff.

(4)

During 2010, Mr. Mahoney, as chairman of the Audit Committee, was granted an option for 50,000 shares with a grant date fair value of $131,500 and Messrs Baker, Cook, Enright, and Harper were each granted an award for 30,000 shares with a grant date fair value of $78,900. All of these awards vest prorata over a one-year period at the rate of 8.3334% on the monthly anniversary of the date of grant, until fully vested.

(5)

In August 2010, upon joining the company as a new director, Mr. Turner was granted an initial option award for 70,000 shares with a grant date fair value of $178,500, which vests with respect to 25% of the shares on the first anniversary of the date of the grant and, thereafter, at the rate of 2.0834% per month, until fully vested. In addition, in November 2010, Mr. Turner was granted an additional option award for 10,000 shares with a grant date fair value of $26,264, upon assuming the role of chairman of the Audit Committee. This grant vests at the rate of approximately 14.2857% on the monthly anniversary of the date of grant with full vesting on or before the date of the 2011 Annual Meeting.

(6)

As of December 31, 2010, the following are the aggregate number of shares represented by option awards outstanding that have been granted to each of our non-employee directors: Mr. Baker: 120,000; Mr. Cook: 165,000; Mr. Enright: 130,000; Mr. Harper: 150,000; Mr. Mahoney: 230,000 and Mr. Turner: 80,000 shares.

Non-employee directors receive a director fee from us for their services as members of the Board in the amount of $15,000 per year. Members of the Audit Committee receive an additional $10,000 per year. New directors receive an initial stock option grant of 70,000 shares of our common stock in connection with their initial election to the Board. The initial director options vest with respect to 25% of the shares on the first anniversary of the date of the grant and, thereafter, at the rate of 2.0834% per month, until fully vested. Non-employee directors who are reelected at the Annual Meeting each receive a stock option grant that vests over the one year term as director at the rate of 8.3334% per month from the date of the Annual Meeting until fully vested. The chairmen of the Audit Committee and the Compensation Committee may each receive an additional grant of our common stock with a similar one-year vesting provision. The amounts of the annual grants are determined each year.

In June 2010, David Mahoney, the chairman of the Audit Committee received a stock option grant for 50,000 shares of our stock and all other non-employee directors that were reelected in June 2010 received grants of 30,000 shares of our common stock. In August 2010, upon joining the company as a new director, Mr. Turner was granted an initial option grant for 70,000 shares pursuant to the director compensation policy. In November 2010, Mr. Turner was granted an additional option grant for 10,000 shares upon assuming the role of chairman of the Audit Committee. Directors are reimbursed for certain expenses in connection with attending Board and committee meetings.

We have entered into a Severance and Change in Control Agreement with James N. Wilson, Chairman of the Board. The agreement with Mr. Wilson provides that if his employment or service on the Board terminates involuntarily without cause or good reason within 18 months of a change in control all of his outstanding equity awards shall become fully vested. Mr. Wilson will only receive severance under this agreement if he signs and does not revoke a separation agreement and release of claims in a form reasonably acceptable to our Company within 60 days following termination of employment. No severance will be provided to Mr. Wilson until the separation agreement and release of claims becomes effective.

REPORT OF THE COMPENSATION COMMITTEE*

The Compensation Committee of the Board, or Compensation Committee, has furnished this report on executive compensation. None of the members of the Compensation Committee is currently our officer or employee and all are “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act and “outside directors” for purposes of Section 162(m) of the Internal Revenue Code. The Compensation Committee is responsible for designing, recommending to the Board for approval and evaluating our compensation plans, policies and programs and reviewing and approving the compensation of the Chief Executive Officer and other officers and directors.

This report, filed in accordance with Item 407(e)(5) of Regulation S-K, should be read in conjunction with the other information relating to executive compensation which is contained elsewhere in this Proxy Statement and is not repeated here.

In this context, the Compensation Committee hereby reports as follows:

1. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K contained herein with management.

2. Based on the review and discussions referred to in paragraph (1) above, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2010.

COMPENSATION COMMITTEE
G. LEONARD BAKER, JR., CHAIRMAN
JOSEPH C. COOK, JR.
JAMES A. HARPER
DAVID L. MAHONEY

*	The material in this report is not soliciting material, and is not deemed filed with the SEC.

REPORT OF THE AUDIT COMMITTEE*

Under the guidance of a written charter adopted by the Board, the purpose of the Audit Committee is to oversee the accounting and financial reporting processes of the Company and audits of its financial statements. The responsibilities of the Audit Committee include appointing and providing for the compensation of the Company’s independent registered public accounting firm. Each of the members of the Audit Committee meets the independence requirements of NASDAQ.

Management has primary responsibility for the system of internal controls and the financial reporting process. The independent registered public accounting firm has the responsibility to express an opinion on the financial statements and internal control over financial reporting based on an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB).

In this context and in connection with the audited financial statements contained in the Company’s Annual Report on Form 10-K, the Audit Committee:

•

reviewed and discussed the audited financial statements as of and for the fiscal year ended December 31, 2010 with the Company’s management and Ernst & Young LLP, the Company’s independent registered public accounting firm;

•

discussed with Ernst & Young LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (Codification of Statements on Auditing Standards, AU 380) as adopted by the PCAOB in Rule 3200T;

•

received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding Ernst and Young LLP’s communications with the Audit Committee concerning independence and discussed with Ernst & Young LLP their independence;

•	considered and discussed whether the non-audit services, if any, performed by Ernst & Young LLP are compatible with maintaining their independence;

•

reviewed and discussed the reports of management and Ernst & Young LLP on their assessments of the effectiveness of the Company’s internal control over financial reporting as of the end of the most recent fiscal year;

•	reviewed the disclosures regarding the Company’s system of internal controls required to be contained in the Company’s Form 10-K;

•

based on the foregoing reviews and discussions, recommended to the Board that the audited financial statements and management’s report on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2010 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed with the Securities and Exchange Commission; and

•	instructed Ernst & Young LLP that the Audit Committee expects to be advised if there are any subjects that require special attention.

The Audit Committee has also recommended, subject to stockholder ratification in Proposal 4 in this Proxy Statement, the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

AUDIT COMMITTEE

JOSEPH L. TURNER, CHAIRMAN

PATRICK G. ENRIGHT

DAVID L. MAHONEY

*	The material in this report is not soliciting material, and is not deemed filed with the SEC.

FEES OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Fees

Fees for audit services totaled approximately $642,000 in 2010 and $417,000 in 2009, including fees for professional services provided by Ernst & Young LLP, our independent registered public accounting firm, in connection with the integrated annual audit of the our financial statements and internal control over financial reporting in 2010 and the annual audit of our financial statements in 2009, review of our quarterly financial statements included in Quarterly Reports on Forms 10-Q, comfort letters to underwriters in connection with public financing transactions, consultations on matters addressed during the audit, quarterly reviews, or reviews of financing transactions under consideration and services provided in connection with other statutory or regulatory filings, including consents.

Audit-Related Fees, Tax Fees, and All Other Fees

During 2010, we incurred fees for tax advisory services from our independent registered public accounting firm in the amount of approximately $19,000, in connection with our applications for grants under the United States Treasury’s Therapeutic Discovery Project Grant program. There were no fees paid to our independent registered public accounting firm during 2009 for any services in this category.

Pre-approval of audit-related and non-audit services

Our Audit Committee has adopted a policy and procedures for the pre-approval of audit and permissible non-audit services rendered by our independent registered public accounting firm, Ernst & Young LLP. Under this policy, our Audit Committee must pre-approve all audit and non-audit services performed by the Company’s independent auditor in order to ensure that the provision of such services does not impair the auditor’s independence. The policy permits the engagement of the independent registered public accounting firm for services that are approved by our Audit Committee in defined categories such as audit services, audit-related services and tax services. Pre-approval may be given as part of our Audit Committee’s annual review and approval of the scope and estimated cost of non-audit services that may be provided by the independent registered public accounting firm or on an individual explicit case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The Audit Committee has also delegated to the Chair of the Audit Committee the authority to pre-approve audit and non-audit services not prohibited by law to be performed by our independent registered public accounting firm and associated fees, provided that the Chair shall report any decision to pre-approve such audit or non-audit services and fees to the full Audit Committee at its next regular meeting. Our Audit Committee receives periodic reports on the scope of services provided and expected to be provided by the independent registered public accounting firm in the future.

Consistent with this policy, in 2010 and 2009 all audit and non-audit services (including audit-related fees, tax fees and all other fees) performed by our independent registered public accounting firm, Ernst & Young LLP, were pre-approved by the Audit Committee.

PROPOSALS TO BE ACTED UPON AT THE ANNUAL MEETING

PROPOSAL 1

ELECTION OF DIRECTORS

At the Annual Meeting, the stockholders will vote on the election of seven directors, each to serve for a one-year term until the annual meeting of stockholders in 2012 and until their successors are qualified and elected. The independent members of the Board have selected, and the Board has unanimously nominated, G. Leonard Baker, Jr., Joseph K. Belanoff, M.D., Joseph C. Cook, Jr., Patrick G. Enright, David L. Mahoney, Joseph L. Turner and James N. Wilson for election to the Board. The nominees have indicated that they are willing and able to serve as directors. If any of the nominees becomes unable or unwilling to serve, the accompanying proxy may be voted for the election of such other person as shall be designated by the Board. The proxies being solicited will be voted for the nominees at the Annual Meeting. Directors will be elected by a plurality of the votes cast, in person or by proxy, at the Annual Meeting, assuming a quorum is present. Stockholders do not have cumulative voting rights in the election of directors.

The Board of Directors unanimously recommends a vote “for” the election of the nominees as listed above.

Unless otherwise instructed, it is the intention of the persons named in the accompanying proxy card to vote shares represented by properly executed proxy cards for the election of the nominees as listed above.

PROPOSAL 2

ADVISORY VOTE ON

COMPENSATION OF NAMED EXECUTIVE OFFICERS

The Company’s goal for its executive compensation program is to attract and retain a talented, entrepreneurial and creative team of executives who will provide leadership for the Company’s success in managing the marketing approval by the U.S Food and Drug Administration and commercialization of CORLUX, our lead product candidate, and organizing and implementing the strategy for development of our second generation proprietary, selective GR-II compounds. The Company accomplishes this goal in a manner consistent with its strategy, competitive practice, sound corporate governance principles, and stockholder interests and concerns. The Company believes the compensation program for the named executive officers is strongly aligned with the long-term interests of its stockholders and was instrumental in helping the Company achieve strong financial performance in 2010.

Stockholders are urged to read the Executive Compensation section of this Proxy Statement, including the Compensation Discussion and Analysis, or CD&A, section which discusses the Company’s compensation policies and procedures, and the 2010 compensation for the Company’s named executive officers. The Compensation Committee and the Board believe that the Company’s compensation policies and procedures are effective in achieving the Company’s goals and are consistent with stockholder interests.

In accordance with Section 14A of the Securities Exchange Act, we are including in this Proxy Statement a separate stockholder vote on executive compensation, which vote is non-binding. Accordingly, we are asking you to approve, on an advisory basis, the compensation of the Company’s named executive officers listed in the 2010 Summary Compensation Table included in this Proxy Statement, as described in the Executive Compensation section of this Proxy Statement, including the CD&A and the related compensation tables and other narrative executive compensation disclosure contained therein.

Stockholders have the opportunity to vote “for” or “against” or to “abstain” from voting on the following non-binding resolution relating to executive compensation:

“RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and narrative discussion of this Proxy Statement.”

Although the advisory vote is non-binding, the Compensation Committee and the Board will review the results of the vote. The Compensation Committee will consider our stockholders’ concerns to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement and take them into account in future determinations concerning our executive compensation program. The Board therefore recommends that you indicate your support for the Company’s compensation policies and procedures for its named executive officers, as outlined above.

Recommendation of the Board

The Board unanimously recommends that stockholders vote, on an advisory basis, FOR the approval of the compensation of the named executive officers as described in the CD&A, the compensation tables and the narrative discussion of this Proxy Statement.

PROPOSAL 3

ADVISORY VOTE ON FREQUENCY OF VOTE

ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

In accordance with Section 14A of the Securities Exchange Act, we are including in this Proxy Statement a separate stockholder vote on how frequently the advisory vote described under Proposal No. 2 — the “Advisory Vote on Compensation of Named Executive Officers”, or the “say on pay” advisory vote, should occur, which is referred to herein as the “frequency advisory vote”. We are providing stockholders the option of selecting a frequency of one, two or three years, or abstaining. As with the say on pay advisory vote, the vote described in this Proposal No. 3 is non-binding.

The Board has determined that providing stockholders with the say on pay advisory vote once every three years will be the most effective means for conducting and responding to the say on pay advisory vote based on a number of considerations, including the following:

•	Our compensation program is designed to induce and reward performance over a multi-year period;

•	A three-year cycle will provide investors sufficient time to evaluate the effectiveness of our short- and long-term compensation strategies and the related business outcome of the Company;

•

A three-year vote cycle gives the Board and the Compensation Committee sufficient time to thoughtfully respond to stockholders’ sentiments and to implement any necessary changes to our executive compensation policies and procedures; and

•

The Board will continue to engage with our stockholders on executive compensation during the period between stockholder votes. As discussed under “Communications with Directors,” the Company provides stockholders an opportunity to communicate with the Board, including on issues of executive compensation.

Based on the factors discussed, the Board determined to recommend that future say on pay advisory votes occur every three years until the next frequency advisory vote. Stockholders are not being asked to approve or disapprove the Board’s recommendation, but rather to indicate their choice among the following frequency options: one year, two years or three years, or to abstain from voting.

While the Board has determined that providing stockholders with the say on pay advisory vote once every three years is advisable, and therefore recommends that you approve a triennial vote, the Compensation Committee and the Board will consider our stockholders’ concerns and take them into account in determining how frequently the say on pay advisory vote occurs.

Recommendation of the Board

The Board unanimously recommends that stockholders select every “three years” on the proposal recommending the frequency of the say on pay advisory vote.

PROPOSAL 4

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

At the Annual Meeting, the stockholders will be asked to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have the opportunity to make statements if they desire to do so. Such representatives are also expected to be available to respond to appropriate questions.

Recommendation of the Board

The Board of Directors unanimously recommends a vote “for” the ratification of the appointment of Ernst & Young LLP as our Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

OTHER MATTERS

As of the time of preparation of this Proxy Statement, neither the Board nor management intends to bring before the meeting any business other than the matters referred to in the Notice of Annual Meeting and this Proxy Statement. If any other business should properly come before the meeting, or any adjournment or postponement thereof, the persons named in the proxy will vote on such matters according to their discretion.

STOCKHOLDER PROPOSALS FOR THE 2012 ANNUAL MEETING

Our Amended and Restated Bylaws provide that advance notice of a stockholder’s proposal to be brought before the 2012 Annual Meeting of Stockholders must be delivered to the Secretary of our company at our principal executive offices not earlier than November 20, 2011 (one hundred fifty (150) days), and not later than December 20, 2011 (one hundred twenty (120) days), prior to the anniversary of the mailing date of the proxy materials for the previous year’s annual meeting. Our Amended and Restated Bylaws also provide that in the event that the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the anniversary date of the preceding year’s annual meeting, this advance notice must be received not later than the close of business on the later of (i) the 150th day prior to such annual meeting or (ii) the 10th day following the day on which public announcement of the date of such meeting is first made. In the event that the number of directors to be elected to the Board is increased and we do not make a public announcement naming all of the nominees for director or specifying the size of the increased Board by March 25, 2012, a stockholder’s notice required by our Amended and Restated Bylaws shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary of our company at our principal executive offices not later than the close of business on the 10th day following the day on which such public announcement is first made by us.

Each stockholder’s notice must contain the following information as to each matter the stockholder proposes to bring before the annual meeting: (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected) and appropriate biographical information and a statement as to the qualification of the nominee; (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on our books, and of such beneficial owner, (ii) the number of shares of our common stock which are owned beneficially and of record by such stockholder and such beneficial owner, and (iii) whether either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of, in the case of a proposal, at least the percentage of our voting shares required under applicable law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of our voting shares to elect such nominee or nominees. A copy of the full text of the provisions of our Amended and Restated Bylaws dealing with stockholder nominations and proposals is available to stockholders from our Secretary upon written request.

In addition, pursuant to Rule 14a-8 under the Exchange Act, stockholder proposals for inclusion in the proxy statement of the Board of Directors for the 2012 Annual Meeting of Stockholders must be received by us at 149 Commonwealth Drive, Menlo Park, California 94025, on or before December 20, 2011. If we are not notified by December 20, 2011 of a proposal to be brought before the 2012 Annual Meeting by a stockholder, then proxies held by management provide the discretion to vote against such proposal even though it is not discussed in the proxy statement for such meeting.

AVAILABLE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, file reports, proxy statements and other information with the U.S. Securities and Exchange Commission. Reports, proxy statements and other information filed by us may be inspected without charge and copies obtained upon payment of prescribed fees from the Public Reference Section of the U.S. Securities and Exchange Commission at 100 F Street, NE, Washington, D.C. 20549, or by way of the U.S. Securities and Exchange Commission’s website at http://www.sec.gov.

We will provide without charge to each person to whom a copy of the proxy statement is delivered, upon the written or oral request of any such persons, additional copies of our Annual Report on Form 10-K for the year ended December 31, 2010 or the 2011 proxy materials. Requests for such copies should made by written request to Corcept Therapeutics Incorporated, 149 Commonwealth Drive, Menlo Park, California 94025, Attention: Secretary, or by oral request by calling (650) 327-3270.

By Order of the Board of Directors,

/s/ Robert L. Roe, M.D.
Robert L. Roe, M.D.
President and Secretary

Menlo Park, California

April 15, 2011

YOUR VOTE IS IMPORTANT!

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE YOUR SHARES BY INTERNET, BY TELEPHONE, OR YOU CAN COMPLETE, SIGN, DATE AND MAIL PROMPTLY THE ACCOMPANYING PROXY CARD IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. THIS WILL ENSURE THE PRESENCE OF A QUORUM AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO EVEN IF YOU HAVE PREVIOUSLY SENT IN YOUR PROXY CARD. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

CORCEPT THERAPEUTICS INCORPORATED

As a stockholder of Corcept Therapeutics Incorporated, you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Time, on May 18, 2011.

Vote Your Proxy on the Internet: Go to www.cstproxyvote.com Have your proxy card available when you access the above website. Follow the prompts to vote your shares.	OR	Vote Your Proxy by Phone: Call 1 (866) 894-0537 Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.	OR	Vote Your Proxy by mail: Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE

▼  FOLD AND DETACH HERE AND READ THE REVERSE SIDE  ▼

PROXY
The Board of Directors recommends you vote FOR the election of the following nominees:	Please mark your votes like this	X

1.	To elect seven directors, to hold office until the 2012 Annual Meeting of Stockholders and until their successors are elected and qualified, the nominees listed below:		FOR All nominees listed (except as indicated below)	WITHHOLD AUTHORITY to vote (as to all nominees)
	01 G. Leonard Baker, Jr. 02 Joseph K. Belanoff, M.D. 03 Joseph C. Cook, Jr. 04 Patrick G. Enright	05 David L. Mahoney 06 Joseph L. Turner 07 James N. Wilson	☐	☐

To withhold authority to vote for any individual nominee, write the nominee’s name on the line provided below.

The Board of Directors recommends you vote FOR the following proposal: 2. To approve, by non-binding vote, the compensation of our named executive officers. ☐ FOR ☐ AGAINST ☐ ABSTAIN

The Board of Directors recommends you vote 3 YEARS on the following proposal:

3.   To recommend, by non-binding vote, the frequency of the advisory vote on the compensation of our named executive officers.

☐   3 YEARS    ☐  2 YEARS    ☐  1 YEAR    ☐   ABSTAIN

The Board of Directors recommends you vote FOR the following proposal:

4.   To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

☐  FOR   ☐   AGAINST  ☐   ABSTAIN

PROPOSALS. This proxy may be revoked by the undersigned at any time, prior to the time it is voted by any of the means described in the accompanying proxy statement.

COMPANY ID: PROXY NUMBER: ACCOUNT NUMBER:

Signature	Signature	Date:	, 2011.

Date and sign exactly as name(s) appear(s) on this proxy. If signing for estates, trusts, corporations or other entities, title or capacity should be stated. If shares are held jointly, each holder should sign.

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting of Stockholders to be held May 19, 2011

The 2011 Proxy Statement and our 2010 Annual Report are available at http://www.corcept.com/proxymaterials/2011

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

PROXY

CORCEPT THERAPEUTICS INCORPORATED

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 19, 2011

The undersigned hereby appoints Joseph K. Belanoff, M.D., Caroline Loewy and James N. Wilson or any one of them with full power of substitution, proxies to vote at the Annual Meeting of Stockholders of Corcept Therapeutics (the “Company”) to be held on May 19, 2011 at 8:00 a.m., local time, and at any adjournment or postponement thereof, hereby revoking any proxies heretofore given, to vote all shares of common stock of the Company held or owned by the undersigned as directed on the reverse side of this proxy card, and in their discretion upon such other matters as may come before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

(Continued, and to be marked, dated and signed, on the other side)